UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Paylocity Holding Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025

Notice of Annual Meeting of Stockholders and Proxy Statement

paylocity®

Forward Together.

Letter to
Stockholders
October 24, 2024
Dear Stockholder:
You are cordially invited to attend this year’s Annual Meeting of Stockholders of Paylocity Holding Corporation on December 5, 2024, at 8:30 a.m. Central Time. The Annual Meeting of Stockholders will be conducted virtually via a live webcast. You will be able to listen to the Annual Meeting of Stockholders, submit your questions, and vote during the live webcast of the meeting by visiting http://www.virtualshareholdermeeting.com/PCTY2024 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials (the "Notice"), on your proxy card or in the instructions that accompanied your proxy materials.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On or about October 24, 2024, we mailed to our stockholders the Notice containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended June 30, 2024, over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, 2024 Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the virtual meeting, you will have the right to revoke the proxy and vote your shares during the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.
We look forward to seeing you at the annual meeting.
Sincerely yours,

Toby J. Williams President and Chief Executive Officer

Paylocity 2025 Proxy Statement	1

Notice of 2025 Annual
Meeting of Stockholders

Date
Thursday, December 5, 2024 at 8:30 a.m. Central Time

Place
Virtually at www.virtualshareholdermeeting.com/PCTY2024

Record Date
You can vote if you were a stockholder of record at the close of business on October 8, 2024. Attendance at the meeting is limited to stockholders or their proxy holders and Company guests. Only stockholders or their valid proxy holders may address the meeting.

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders to be held on December 5, 2024.

A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Purposes

Proposal No. 1
To elect Steven R. Beauchamp, Linda M. Breard, Virginia G. Breen, Craig A. Conway, Robin L. Pederson, Andres D. Reiner, Kenneth B. Robinson, Steven I. Sarowitz, Ronald V. Waters III and Toby J. Williams as directors to hold office until the 2026 annual meeting of stockholders and until their respective successors are elected and qualified.
FOR each director nominee

Proposal No. 2 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025. FOR

Proposal No. 3 To vote on a non-binding basis to approve the compensation of our named executive officers. FOR

Proposal No. 4 To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
Voting
IMPORTANT: Please vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you attend the meeting, you may choose to vote online at the meeting even if you have previously voted your shares. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.
Mailing
On or about October 24, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2024 Annual Report to Stockholders and how to vote.
For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

Attending the Meeting
The meeting will be held virtually at www.virtualshareholdermeeting.com/PCTY2024.
•Meeting starts at 8:30 a.m. Central Time.
•Please have your 16-digit control number to join the Annual Meeting.
•The use of recording devices is not allowed.
Questions
For Questions Regarding:	Contact:
Annual meeting	Paylocity Investor Relations Investors@paylocity.com
Stock ownership for registered holders	Equiniti Shareowner Services (800) 468-9716 (within the U.S. and Canada) or 651-450-4064 (worldwide) or www.shareowneronline.com
Stock ownership for beneficial holders	Please contact your broker, bank or other nominee
Voting for registered holders	Paylocity Investor Relations Investors@paylocity.com
Voting for beneficial holders	Please contact your broker, bank or other nominee

2	Paylocity 2025 Proxy Statement

Paylocity Holding Corporation

2	Notice of 2025 Annual Meeting of Stockholders
4	Proxy Statement for Annual Meeting of Stockholders to be Held December 5, 2024
4	Solicitation and Voting
6	Election of Directors
12	Corporate Governance
22	Ratification of Appointment of Independent Registered Public Accounting Firm
24	Report of the Audit Committee
25	Executive Officers
27	Compensation Discussion and Analysis
40	Report of the Compensation Committee
41	Compensation of Named Executive Officers
57	Equity Compensation Plan Information
58	Certain Relationships and Related Party Transactions
59	Security Ownership of Certain Beneficial Owners and Management
62	Delinquent Section 16(a) Reports
63	Advisory Vote to Approve the Compensation of Our Named Executive Officers
64	Stockholder Proposals or Nominations to be Presented at Next Annual Meeting
65	Transaction of Other Business
66	Stockholders Sharing the Same Last Name and Address
A-1	Appendix A - Non-GAAP Financial Measures

Paylocity 2025 Proxy Statement	3

Proxy Statement for Annual Meeting of Stockholders to be Held December 5, 2024
The board of directors of Paylocity Holding Corporation is soliciting your proxy for the 2025 Annual Meeting of Stockholders to be held on December 5, 2024, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about October 24, 2024. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “Paylocity” are to Paylocity Holding Corporation and its consolidated subsidiaries, and references to the “annual meeting” are to the 2025 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on June 30, 2024. This proxy statement covers our 2024 fiscal year, which was from July 1, 2023 through June 30, 2024 (“fiscal 2024”).
Solicitation and Voting
Record Date
Only stockholders of record at the close of business on October 8, 2024 will be entitled to notice of and to vote at the meeting and any adjournment thereof. At the close of business on this record date, a total of 55,746,768 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.
Quorum
A majority of the shares of common stock issued and outstanding as of the record date must be present or represented by proxy to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote at the virtual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.
Vote Required to Adopt Proposals
Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter. For the election of the directors, the director nominees will be elected by a plurality of the votes cast. In an uncontested election of directors, this means that each director nominee will be elected if he or she receives at least one “FOR” vote. With respect to the ratification of the appointment of our independent registered audit firm and the advisory vote to approve the compensation of our named executive officers, approval of the proposals requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the matters.

4	Paylocity 2025 Proxy Statement

Solicitation and Voting

Effect of Abstentions and Broker Non-Votes
Broker non-votes and shares voted “Withhold” will have no effect on the election of the directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as a vote against the matters. Proposal No. 2 is a routine matter, and no broker non-votes are expected to exist in connection with Proposal No. 2. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposal No. 2 regarding ratification of our independent auditors but will not be permitted to vote your shares with respect to Proposal Nos. 1 and 3, unless you provide instructions as to how your shares should be voted. Your bank or broker will vote your shares on Proposal Nos. 1 and 3 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.
Voting Instructions
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on a signed and dated proxy card, the shares will be voted as the board recommends on each proposal as follows: “FOR” the election of each of the nominees named herein, “FOR” the ratification of the appointment of our independent auditors and "FOR" the advisory approval of the compensation of our named executive officers. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting instruction form that you receive from your bank or broker will contain instructions for voting.
Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by either marking, signing and returning the enclosed proxy card or via the instructions included in your Notice or using telephone or Internet voting. You may also vote online during the virtual annual meeting.
Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction form for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which voting options are available to you. However, since you are not the stockholder of record, you may not vote your shares at the virtual annual meeting unless you request and obtain a valid, “legal” proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on December 4, 2024. Submitting your proxy by mail or telephone or via the Internet will not affect your right to vote online should you decide to attend the virtual annual meeting.
If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the virtual annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a “legal” proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the virtual annual meeting and voting online.
Solicitation of Proxies
We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.
Voting Results
We will announce preliminary voting results at the virtual annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC within four business days of the annual meeting.

Paylocity 2025 Proxy Statement	5

Proposal No. 1
Election of Directors
Our third amended and restated certificate of incorporation and bylaws provide for the election of directors for one-year terms. The terms of our existing directors will expire on the date of the 2025 annual meeting. Jeffrey T. Diehl has decided not to stand for reelection, but will remain on the board of directors until the date of the 2025 annual meeting when his term expires. Effective December 5, 2024, the size of the board will decrease from eleven to ten directors. Accordingly, ten persons are to be elected to serve as directors of the board of directors at the meeting. The board’s nominees for election by the stockholders to those ten positions are the current members of the board of directors other than Mr. Diehl: Steven R. Beauchamp, Linda M. Breard, Virginia G. Breen, Craig A. Conway, Robin L. Pederson, Andres D. Reiner, Kenneth B. Robinson, Steven I. Sarowitz, Ronald V. Waters III and Toby J. Williams. If elected, the nominees will serve as directors until our 2026 annual meeting of stockholders. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than ten persons.
The ten nominees for director receiving the highest number of votes of shares of common stock will be elected as directors. A “Withhold” vote will have no effect on the vote.
We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

The Board of Directors unanimously recommends that you vote “FOR” the election of Steven R. Beauchamp, Linda M. Breard, Virginia G. Breen, Craig A. Conway, Robin L. Pederson, Andres D. Reiner, Kenneth B. Robinson, Steven I. Sarowitz, Ronald V. Waters III and Toby J. Williams as directors to hold office until the 2026 annual meeting. Proxies will be so voted unless stockholders specify otherwise in their proxies.

The nominees for directors to be elected at this meeting, and certain information about them as of October 24, 2024, is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Position	Age	Director Since
Steven R. Beauchamp	Executive Chairman	52	2007
Linda M. Breard	Director	55	2023
Virginia G. Breen	Director	60	2018
Craig A. Conway	Director	70	2024
Robin L. Pederson	Director	65	2020
Andres D. Reiner	Director	53	2014
Kenneth B. Robinson	Director	69	2020
Steven I. Sarowitz	Director	58	1997
Ronald V. Waters III	Director	72	2013
Toby J. Williams	President, Chief Executive Officer and Director	51	2022

6	Paylocity 2025 Proxy Statement

Proposal No. 1 Election of Directors
Nominees for Election to a One-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Steven R. Beauchamp Executive Chairman Age: 52 Director Since: 2007 Committees: None
Biography
Steven R. Beauchamp is our Executive Chairman and a director. Mr. Beauchamp has served as Executive Chairman since August 2024. From March 2022 until August 2024, Mr. Beauchamp served as our Co-Chief Executive Officer and from September 2007 until March 2022 as our Chief Executive Officer. Prior to joining Paylocity in 2007, Mr. Beauchamp was employed by Paychex, Inc., from September 2002 to August 2007 and served as VP of Product Management and as a Corporate Officer. Mr. Beauchamp also served as Vice President of Payroll Operations for Advantage Payroll Services, Inc. from August 2001 to September 2002 after Advantage Payroll acquired Payroll Central where he served as President from May 1999 to August 2001. Mr. Beauchamp also spent three years in operations management with ADP Canada from May 1995 to April 1998. Mr. Beauchamp holds a B.B.A. from Wilfrid Laurier University and a M.B.A. from Queen’s University. Mr. Beauchamp brings to our board of directors over 25 years of experience in management positions in payroll services companies, and his experience and familiarity with our business having previously served as our Chief Executive Officer, and Co-Chief Executive Officer.

Linda M. Breard Independent Age: 55 Director Since: 2023 Committees: Audit Other Current Public Company Boards: Insight Enterprises, Inc., PotlatchDeltic Corporation
Biography
Linda M. Breard has served as a director since October 2023. Ms. Breard currently serves as a director of Insight Enterprises, Inc., a publicly traded Fortune 500 global technology company since February 2018, where she is chair of the audit committee and serves on the compensation committee. Ms. Breard also serves as a director for PotlatchDeltic Corporation, a publicly traded forest products company, since October 2015, where she is chair of the audit committee and a member of the compensation committee. Ms. Breard had been a consultant with Impinj, a publicly traded technology company, from March 2018 through December 2020. She served as CFO Consultant/Interim CFO of Impinj until a CFO was hired in 2020, after which she transitioned to a new role as Strategic Consultant to the CEO, where she had continued responsibility for human resources, IT and facilities and worldwide operations through the end of 2020. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Foundation Health Plan of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization until it was acquired by Kaiser Permanente in February 2017. From 2006 to January 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly traded technology company, last serving as Vice President, Global Accounting and Finance before being acquired by Quantum Corporation in 2006. Ms. Breard also worked six years in public accounting and is a certified public accountant. Ms. Breard brings to our board of directors international, financial and information technology expertise derived primarily from her service on various public company boards and in various roles at several large public companies.

Paylocity 2025 Proxy Statement	7

Proposal No. 1 Election of Directors

Virginia G. Breen Independent Age: 60 Director Since: 2018 Committees: Audit & Nominating and Corporate Governance
Biography
Virginia G. Breen has served as a director since September 2018. Ms. Breen has been an institutional investor and board member in private and public equity for more than 30 years. Ms. Breen has served as a trustee of NB Crossroads Private Market Fund VII Holdings, LLC since April 2021, NB Crossroads Private Markets Access Fund LLC since October 2020 and NB Crossroads Private Markets Fund VI Holdings, LLC since February 2020. Ms. Breen has served as a trustee, and, since April 2017, as a director of NB Crossroads Private Markets Fund V Holdings LLC. Additionally, she has served as a director of NB Crossroads Private Markets Fund IV Holdings LLC since November 2015. Since July 2015, Ms. Breen has served as a director of Excelsior Private Markets Fund II, LLC and Excelsior Private Markets Fund III, LLC. Ms. Breen also served as a director of UST Global Private Markets Fund, LLC since its inception in July 2008 until its sale in January 2021. Ms. Breen previously served as a director of Excelsior Buyout Investors, LLC since its inception in May 2003 until its sale in December 2013. Since 2008, Ms. Breen has served on the board of managers of the UBS A&Q Fund Complex, consisting of three portfolios, each of which is or was registered under the Investment Company Act of 1940, as amended. Since July 2023, Ms. Breen has served on the board of the UBS NY Fund Cluster consisting of four separate registered investment companies overseen by boards of trustees, with 38 separate series/funds. Since 2015, Ms. Breen has served as a trustee for the Calamos Fund Complex consisting of 29 portfolios. Ms. Breen has also served as a director of Tech and Energy Transition Corp. from 2021 to 2023, and as a trustee of Jones Lang LaSalle Income Property Trust, a public, non-traded, daily-priced REIT from 2004 to 2023. Ms. Breen holds an M.B.A. from Columbia University and an A.B. in Computer Science from Harvard College. Ms. Breen's experience working with technology-driven and high-growth companies provides our board of directors with a unique perspective on our long-term strategy.

Craig A. Conway Independent Age: 70 Director Since: 2024 Committees: Compensation & Nominating and Corporate Governance Other Current Public Company Boards: Salesforce, Inc., Nutanix. Inc.
Biography
Craig A. Conway has served as a director since March 2024. Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from 1996 to 1999 and TGV Software from 1993 to 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies. Mr. Conway currently serves as a member of the Board of Directors of Salesforce, Inc. a cloud-based customer relationship management company and Nutanix, Inc. a provider of enterprise cloud platforms. Mr. Conway also served as a director of Guidewire Software, Inc., a provider of insurance analytics software from December 2010 until January 2019 and Advanced Micro Devices, Inc., a semiconductor company from September 2009 until May 2013. Mr. Conway brings to our board of directors leadership experience in the technology sector and experience with industry-leading computer software, networking and hardware companies. Mr. Conway holds a Bachelor of Science in Computer Science and Mathematics from SUNY Brockport.

8	Paylocity 2025 Proxy Statement

Proposal No. 1 Election of Directors

Robin L. Pederson Independent Age: 65 Director Since: 2020 Committees: Compensation (Chair)
Biography
Robin L. Pederson has served as a director since March 2020. Mr. Pederson currently serves as Executive Chairman of Sauce Labs, a web and mobile application testing company. He also serves as an independent director of Affinitiv, a provider of automotive marketing solutions and Aircall, a cloud-based call center software company. From August 2017 to September 2023, Mr. Pederson served as Executive Chairman of Alula, a smart security and automation system company, and he served as Executive Chairman of Power Reviews, a technology provider of ratings and reviews for leading brands and retailers from April 2018 to August 2023. From 2013 to 2017, he served as an Operating Executive at Marlin Equity Partners (“Marlin”), a global investment firm with over $6.7 billion of capital under management. During that time, he successfully led the acquisitions of five platforms and served as Executive Chairman of technology companies, including Arcserve, Changepoint, Fidelis Cybersecurity, Lochbridge, Uniface, Openwave Messaging and Openwave Mobility. Prior to his time at Marlin, Mr. Pederson served as the COO of Infor Global Solutions, one of the largest privately held software companies in the world. Mr. Pederson holds a B.S.B.A from the University of North Dakota. Mr. Pederson brings extensive industry experience to our board of directors as a result of his executive management experience in the technology industry.

Andres D. Reiner Independent Age: 53 Director Since: 2014 Committees: Compensation & Nominating and Corporate Governance Other Current Public Company Boards: PROS Holdings, Inc.
Biography
Andres D. Reiner has served as a director since September 2014. Since 2010, Mr. Reiner has served as the President and Chief Executive Officer and a director of PROS Holdings, Inc. (“PROS”), a publicly traded enterprise software company. Since 1999, and prior to his appointment as President and Chief Executive Officer, Mr. Reiner held a series of positions with PROS, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to joining PROS, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix. Mr. Reiner holds a B.S. in Computer Science with a minor in Mathematics from the University of Houston. Mr. Reiner brings to our board of directors leadership experience through his role as President and Chief Executive Officer of PROS, as well as knowledge and experience with product development and innovation at technology companies.

Paylocity 2025 Proxy Statement	9

Proposal No. 1 Election of Directors

Kenneth B. Robinson Independent Age: 69 Director Since: 2020 Committees: Audit & Nominating and Corporate Governance Other Current Public Company Boards: Abercrombie & Fitch Co., Occidental Petroleum Company
Biography
Kenneth B. Robinson has served as a director since March 2020. Mr. Robinson was the Senior Vice President of Audit Services at Exelon Corporation, an integrated power and utility company, from 2016 to 2020. Prior to Exelon, Mr. Robinson spent almost 40 years at The Procter & Gamble Company in a variety of senior finance leadership roles, including Chief Financial Officer – Global Personal Beauty Care and Global Chief Audit Executive. Mr. Robinson served from 2016 to 2020 as a Trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board and the Governmental Accounting Standards Board. Mr. Robinson currently serves as a director of Abercrombie & Fitch Co., Occidental Petroleum Company and as Trustee of the International Financial Reporting Standards Board. Mr. Robinson holds a B.S. from Mississippi State University and an M.B.A. from the University of Memphis. Mr. Robinson brings executive management experience, including significant experience in the areas of financial and accounting expertise, to our board of directors.

Steven I. Sarowitz Age: 58 Director Since: 1997 Committees: None
Biography
Steven I. Sarowitz founded Paylocity in 1997 and is a director. Mr. Sarowitz was the Chief Executive Officer of Blue Marble Payroll, an international payroll aggregator, prior to its acquisition by Paylocity in August 2021. In addition, Mr. Sarowitz is a Director of Payescape Ltd, a UK payroll provider, and a partner in Wayfarer Studios, Wayfarer Theaters, and 4S Bay Partners. He serves on the boards of Indy Cinema Group Ltd and Eved Holdings LLC. He also serves on the boards of Julian Grace Foundation, Wayfarer Foundation, Chicago Center for Arts & Technology, and Indiana University Women's Philanthropy Institute. Prior to founding Paylocity, Mr. Sarowitz worked at Robert F. White, a Chicago-based independent payroll service firm. He later was an executive at three privately-held payroll companies. Mr. Sarowitz formerly served as President of the Independent Payroll Providers Association. Mr. Sarowitz holds a B.A. in Economics from the University of Illinois at Urbana. Mr. Sarowitz brings to our board of directors extensive executive leadership and operational experience in payroll services companies, and his experience and familiarity with our business as its founder and previously serving as Chairman.

10	Paylocity 2025 Proxy Statement

Proposal No. 1 Election of Directors

Ronald V. Waters III Lead Independent Age: 72 Director Since: 2013 Committees: Audit (Chair) & Compensation
Biography
Ronald V. Waters III has served as a director since November 2013 and also serves as the Lead Independent Director. Mr. Waters has been an independent business consultant since May 2010. From 2009 to May 2010, he was a Director and the President and Chief Executive Officer of LoJack Corporation ("LoJack"), a worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, and from 2007 to 2008, he was a Director and the President and Chief Operating Officer of LoJack. He was a director of Fortune Brands Innovations, Inc. from 2008 to May 2024, formerly known as Fortune Brands Home & Security, Inc., a home and security products company. From 2002 to May 2022, Mr. Waters served as a director of HNI Corp., a manufacturer of office furniture and a manufacturer and marketer of gas- and wood-burning fireplaces. From 2012 to 2015, Mr. Waters served as a director of Chiquita Brands International, Inc., an international marketer and distributor of food products. From 2006 to 2007, Mr. Waters served as a director of Sabre Holdings Corporation. Mr. Waters brings to our board of directors leadership experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his current service on the audit committees of one other public company and previous roles as a director and Chief Operating Officer at a public company, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner at KPMG LLP. Mr. Waters also brings to our board of directors international, legal and information technology expertise derived primarily from his service in various roles at several large public companies.

Toby J. Williams President, Chief Executive Officer and Director Age: 51 Director Since: 2022 Committees: None
Biography
Toby J. Williams is our President and Chief Executive Officer and has served as a director since March 2022. Mr. Williams served as Co-Chief Executive Officer from March 2022 until August 2024 and as Chief Financial Officer from September 2017 until March 2022. Prior to joining Paylocity in September 2017, from February 2011 until August 2017, Mr. Williams held several positions at Ellucian, Inc., a provider of higher education software and services, most recently as Chief Product and Strategy Officer. Prior to joining Ellucian, Mr. Williams was the Director of Corporate Development of Paychex, Inc., a provider of human capital management solutions, from March 2006 to January 2011. Before joining Paychex, Mr. Williams was a senior associate in the investment banking division of Citigroup Global Markets Inc., an investment banking firm, from September 2004 to January 2006. From 1999 to 2004, Mr. Williams was an associate in private law practice, most recently with Holland & Knight LLP from 2002 until 2004. Mr. Williams holds a B.A. in Business Administration and Political Science from Houghton College and a M.B.A. and J.D. from The Ohio State University. Mr. Williams brings to our board of directors experience in management positions at technology and payroll services companies, and his experience and familiarity with our business as Chief Financial Officer and as President and Chief Executive Officer.

Paylocity 2025 Proxy Statement	11

Corporate
Governance
Director Independence
Our board of directors has determined that each of Mses. Breard and Breen and Messrs. Conway, Diehl, Pederson, Reiner, Robinson and Waters is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as the term relates to membership on the board of directors.
The definition of independence under the rules of the Nasdaq Global Select Market (the “Nasdaq Listing Rules”) includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, our board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the Nasdaq Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.
Board of Directors Leadership Structure
The board of directors has adopted corporate governance guidelines to promote the functioning of the board and its committees. These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.
Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and the board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive may be filled by one or two individuals. The board has chosen to separate the positions of Executive Chairman and Chief Executive Officer. We believe the current structure is optimal for us as it enables our Chief Executive Officer to focus his efforts on the day-to-day management of the Company thereby positioning him as a leader in the eyes of our employees and other stakeholder while the Chairman plays a vital role in overseeing management and guiding the board. The board may reconsider the best board leadership structure for us from time to time.
Risk Management
Our risk management function is overseen by our board of directors. Through our management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our board committees' review of the Company's major financial, operational, data privacy, cyber and data security, legal and regulatory, and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks.
Data and cyber security are at the forefront of our risk management efforts, led by our Vice President and Chief Information Security Officer ("CISO") and a dedicated information security team. The CISO reports to our audit committee at least quarterly regarding recent developments related to the cybersecurity threat landscape, security controls, results of vulnerability assessments, third-party reviews, technological trends and information security considerations arising with respect to peers and third parties. We hold an ISO 27001 certification, undergo annual SSAE 18 audits for SOC1 and SOC2, provide information security awareness and training programs for our employees and we are continuously investing in our information security efforts, including advanced monitoring technologies on all levels of our applications and infrastructure.
Mr. Williams, as our Chief Executive Officer, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

12	Paylocity 2025 Proxy Statement

Corporate Governance
Corporate Social Responsibility
At Paylocity, our consistent focus on innovation and customer service drives us to deliver the most modern HCM platform on the market and world-class support to our 39,050 clients. Likewise, our commitment to our 6,400+ employees, our communities, our environment, and our governance across Paylocity drive how we operate every day. We also take great pride in the fact that our products help deliver a richer, more engaging, and more inclusive experience at work for the 6 million+ employees on the Paylocity platform.
Our CSR initiatives focus on three key pillars: Supporting Our People, Uplifting Our Communities, and Sustainability. These guiding principles shape our actions and decisions, driving us toward a positive, lasting impact.

Supporting Our People	To remain at the forefront of human capital management technology, we must also be at the forefront of people leadership and support. Because we make our employees our top priority, our people set Paylocity apart in the market. We strive to support all aspects of health and wellness, providing the resources every employee needs to successfully bring their whole self to work. As we continue to deepen our understanding of diversity, equity, inclusion, and accessibility, Paylocity has become a shining example of belonging for both current and future employees.

Uplifting Our Communities	Our commitment to our people extends beyond our employees and includes the communities that surround us. Through programs like PCTY Gives and Volunteers in Action, we actively engage in community-based efforts that elevate our employees’ passions and strengthen our bonds with one another and our communities while enhancing the well-being of the world at large. We also partner with non-profit organizations such as the National Alliance on Mental Illness (NAMI) that can leverage our resources to the fullest and broaden our reach to underserved populations.

Sustainability	Efficiently utilizing our physical resources is critical to sustaining our planet for future generations. As we continue to grow, we will continue to be intentional about minimizing our environmental footprint while maximizing our positive impact. Our Sustainability Employee Resource Group (ERG) and Task Force promote best practices throughout our facilities and empower employees to champion environmental stewardship. In this fiscal year, we diverted more than 28,000 lbs. of materials from landfills through our recycling efforts and composted more than a ton of food and organic waste. By helping clients go paperless, we avoided printing more than 5.8 million forms.

Additionally, we place significant focus on governance across Paylocity, from how we lead and manage our business every day to how we manage our client-related data. Our Board of Directors oversees committees dedicated to ensuring our practices adhere to the highest governance standards. We also take the utmost responsibility for the data our clients entrust to us, embedding security and privacy controls into the technology we build, the infrastructure we use, and the way we educate and hire our people.
Our commitment to making a difference transcends the workplace and enriches the cities and neighborhoods where we live and work. In turn, our mission informs how we build our products to help our clients amplify their own community engagement. We design solutions with a clear purpose: to make it easier for organizations to foster compassionate and thriving workplaces. By leveraging groundbreaking technology such as generative AI, combined with our holistic expertise in workforce management, we provide the tools necessary for our clients to bring about meaningful change within their organizations and in the broader world.
Please visit our Corporate Social Responsibility website at paylocity.com/who-we-are/about-us/corporate-responsibility to learn more about our corporate social responsibility initiatives.

Paylocity 2025 Proxy Statement	13

Corporate Governance
Executive Sessions and Lead Independent Director

Non-management directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board’s policy is to hold executive sessions without the presence of management as a part of all regular board meetings, and, in any event, at least twice during each calendar year. The Company’s Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session.
The board of directors has elected an independent, non-management director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other non-management directors, and to perform any other duties and responsibilities that the board of directors may determine. While the board annually elects a Lead Independent Director, it is generally expected that he or she will serve for more than one year. Our current Lead Independent Director is Ronald V. Waters III.

The role of the Lead Independent Director includes:
•presiding at non-management executive sessions, with the authority to call meetings of the independent directors;
•presiding at executive sessions;
•functioning as principal liaison on board-wide issues between the independent directors and the Chairman; and
•if requested by stockholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

Meetings of the Board of Directors and Committees
The board of directors held four meetings during the fiscal year ended June 30, 2024. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Directors are expected to attend at least 75% of the total number of meetings of the board and the committees of the board they serve upon during a given period. Other than Mr. Conway, who joined the board in March 2024, each director attended at least 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal 2024.
The following table sets forth the standing committees of the board of directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance	Lead Independent Director
Steven R. Beauchamp
Linda M. Breard	●
Virginia G. Breen	●		●
Craig A. Conway		●	●
Jeffrey T. Diehl
Robin L. Pederson
Andres D. Reiner		●	●
Kenneth B. Robinson	●		●
Steven I. Sarowitz
Ronald V. Waters III		●		●
Toby J. Williams

Member	●	Chair

14	Paylocity 2025 Proxy Statement

Corporate Governance
Audit Committee

Members
Ronald V. Waters III Independent (Chair)	Linda M. Breard Independent	Virginia G. Breen Independent	Kenneth B. Robinson Independent

Meetings during the fiscal year ended June 30, 2024: 4		Report of the Audit Committee: Page 24

Committee Independence and Expertise
Our board of directors has determined that each member of the audit committee is independent for purposes of the Nasdaq Listing Rules and SEC rules and regulations as they apply to audit committee members. Our board of directors has determined that each of Mses. Breard and Breen and Messrs. Robinson and Waters meet the requirements for financial literacy and sophistication, and that Mr. Waters is financially sophisticated and qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations. The composition of our audit committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations.
Principal Responsibilities
The functions of the audit committee include the following:

•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•overseeing the overall enterprise risk management framework, reviewing our financial, operational, data privacy, cybersecurity, legal and regulatory risks and other company-wide risk exposures, and processes to manage those risks.

•establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls;
•reviewing material related party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee’s specific responsibilities are set forth in its charter, which the audit committee reviews at least annually. The audit committee has the responsibility and authority to oversee the accounting and financial reporting processes of the Company, the integrity of the financial reports and other financial information and the audits of the Company’s financial statements. The audit committee also reviews the qualifications, independence and performance, and approves the terms of engagement of the Company’s independent auditor. The audit committee also reviews the performance of the Company’s internal audit function and prepares any reports required of the audit committee under SEC rules and regulations.
In October 2023, Linda M. Breard was appointed to the audit committee. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Paylocity 2025 Proxy Statement	15

Corporate Governance
Compensation Committee

Members
Robin L. Pederson Independent (Chair)	Craig A. Conway Independent	Andres D. Reiner Independent	Ronald V. Waters III Independent

Meetings during the fiscal year ended June 30, 2024: 4		Report of the Compensation Committee: Page 40

Committee Independence
Our board of directors has determined that each member of the compensation committee is independent for purposes of the Nasdaq Listing Rules, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act.
Principal Responsibilities
The functions of the compensation committee include the following:

•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.

The compensation committee and board of directors believe that attracting, retaining and motivating our employees, and particularly the Company’s senior management team and key operating personnel, are essential to Paylocity’s performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.
The compensation committee’s specific responsibilities are set forth in its charter, which the compensation committee reviews at least annually. The compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity compensation plans.
Ellen Carnahan served as the Chair of the compensation committee until her resignation from our board of directors in August 2023. Robin L. Pederson was appointed as the Chair of the compensation committee in September 2023. Additionally, in April 2024, Craig A. Conway was appointed to the compensation committee.

Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee are or have been an officer or employee of Paylocity. During the fiscal 2024, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, any of whose executive officers served on our compensation committee or board of directors.

Independent Consultant
The compensation committee has engaged Compensia, Inc. (“Compensia”) to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies. Compensia is also available to perform special projects at the compensation committee’s request. Compensia provides analyses and recommendations that inform the compensation committee’s decisions but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on other compensation-related matters, which for fiscal 2024 included a review of total cash and all stock-based compensation for Paylocity’s executive officers and board of directors. Compensia also provided guidance on executive and board of director stock ownership guidelines. The engagement of any compensation consultant rests exclusively with the compensation committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.
The compensation committee has assessed the independence of Compensia and concluded that no conflicts of interest exist that would prevent Compensia from providing independent and objective advice to the compensation committee.

16	Paylocity 2025 Proxy Statement

Corporate Governance
Nominating and Corporate Governance Committee

Members
Jeffrey T. Diehl Independent (Chair)	Virginia G. Breen Independent	Craig A. Conway Independent	Andres D. Reiner Independent	Kenneth B. Robinson Independent

Meetings during the fiscal year ended June 30, 2024: 4

Committee Independence
Our board of directors has determined that each member of the nominating and corporate governance committee is independent for purposes of the Nasdaq Listing Rules and under applicable SEC rules and regulations.
Principal Responsibilities
The functions of the nominating and corporate governance committee include the following:

•identifying and recommending candidates for membership on our board of directors;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of conduct for directors and executive officers;

•overseeing the process of evaluating the performance of our board of directors;
•overseeing and reviewing programs and initiatives relating to environmental, social and governance matters; and
•assisting our board of directors on corporate governance matters.

The nominating and corporate governance committee’s specific responsibilities are set forth in its charter, which the nominating and corporate governance committee reviews at least annually. The nominating and corporate governance committee has the responsibility and authority to identify, select or recommend candidates for membership on the board of directors, consider committee member qualifications, appointment and removal, recommend corporate governance principles and oversee the evaluation of the board of directors and each committee.
In April 2024, Craig A. Conway and Kenneth B. Robinson were appointed to and Ronald V. Waters III stepped down from service on the nominating and corporate governance committee. As previously noted, Mr. Diehl is not standing for reelection at the 2025 annual meeting and therefore, he will no longer serve on the committee after the meeting.

Director Nominations
Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board that brings to Paylocity a diversity of experience in areas that are relevant to our business and that complies with the Nasdaq Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise, gender, race, ethnicity and other demographic factors. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings. The nominating and corporate governance committee also believes it appropriate for our Executive Chairman and Chief Executive Officer to participate as members of the board of directors.

Paylocity 2025 Proxy Statement	17

Corporate Governance
Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees. Under the Nasdaq Listing Rules, at least a majority of the members of the board must meet the definition of “independence”. Additionally, all members of the audit committee must be able to read and understand financial statements and at least one member of the audit committee must be a “financially sophisticated” under the Nasdaq Listing Rules.
The nominating and corporate governance committee evaluates annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will regularly assess the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.
Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third-party search firm to assist in identifying qualified candidates. Craig A. Conway was appointed to the board on the recommendation of the nominating and corporate governance committee in March 2024 and was identified as a candidate by incumbent directors.
The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. A stockholder wishing to recommend a candidate for consideration by the nominating and corporate governance committee should submit the individual's name, qualifications and other information set forth in our bylaws applicable to director nominees by stockholders to the Corporate Secretary. Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by directors, management, third party search firms and other sources.
Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholder Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement.
Board Diversity
We believe it is important that our Board is composed of individuals reflecting the diversity represented by our employees, our clients, and our communities. We provide below disclosure regarding the diversity of our board members as of October 24, 2024, utilizing the template included in Nasdaq Rule 5606. For our board diversity information as of October 20, 2023, please see our proxy statement filed with the SEC on October 20, 2023.

Gender:	Female	Male	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	2	9	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	1	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Undisclosed Demographic Background	—	—	—	—

18	Paylocity 2025 Proxy Statement

Corporate Governance
Board Skills
In addition to the qualifications described above and the information regarding each director nominee in his or her biography, there are skills and experiences that we believe are important for our directors to have in order to successfully direct and oversee our overall performance, strategic direction and significant corporate policies. The table below shows the diverse set of skills of our director nominees, which illustrates how the board is well positioned to provide such direction and oversight.

Skills and/or Experience
Public Company Board Experience		●	●	●		●	●		●
Executive Leadership and Business Operations	●	●	●	●	●	●	●	●	●	●
Human Capital Management Industry Experience	●	●		●	●	●			●	●
Software as a Service Industry Experience	●	●	●	●	●	●		●	●	●
Cloud Technology Experience	●	●		●	●	●		●		●
Enterprise Risk and Cybersecurity Management	●	●	●	●	●	●	●		●	●
Accounting and Financial Expertise		●	●				●		●	●
Strategic Planning and Mergers and Acquisitions	●	●	●	●	●	●	●		●	●
Legal, Regulatory and Environmental, Social and Governance	●	●	●	●	●	●	●	●	●	●

Paylocity 2025 Proxy Statement	19

Corporate Governance
Compensation of Directors
Our directors are eligible to receive equity awards and cash retainers as compensation for service on our board of directors and committees of our board of directors. Under our director compensation package for fiscal 2024, our directors were entitled to receive a $35,000 annual retainer fee. The audit committee chairperson received an annual fee of $20,000, and members of the audit committee received an annual fee of $10,000. The compensation committee chairperson received an annual fee of $15,000, and members of the compensation committee received an annual fee of $7,500. The nominating and corporate governance committee chairperson received an annual fee of $10,000, and the members of the nominating and corporate governance committee received an annual fee of $5,000. The Lead Independent Director received an additional annual fee of $20,000.
We also grant members of our board of directors stock awards in addition to the cash compensation described above. In August 2023, the compensation committee of our board of directors approved a restricted stock unit grant entitling each director to receive that number of shares of our common stock equal to approximately $200,000 divided by the then 30 calendar day average closing price of our common stock on the applicable date of grant, which was August 15, 2023. These grants vested 25% quarterly, such that the grant vested in full on the first anniversary of the grant, provided that the director continued to serve as a director through such vesting dates.
The following table sets forth information concerning the compensation earned by each non-employee director who served during the last fiscal year. The compensation received by Messrs. Williams and Beauchamp, both of whom are employees, is presented under “Compensation of Named Executive Officers—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Linda M. Breard(3)	$33,387	$174,137	$207,524
Virginia G. Breen	$50,000	$180,589	$230,589
Ellen Carnahan(4)	$10,000	$180,589	$190,589
Craig A. Conway(5)	$13,785	$92,061	$105,846
Jeffrey T. Diehl	$45,000	$180,589	$225,589
Robin L. Pederson	$48,438	$180,589	$229,027
Andres D. Reiner	$47,500	$180,589	$228,089
Kenneth B. Robinson	$45,847	$180,589	$226,436
Steven I. Sarowitz	$35,000	$180,589	$215,589
Ronald V. Waters III	$86,653	$180,589	$267,242
(1)Amounts represent the aggregate grant date fair value of restricted stock units granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating the amounts reported in this column are set forth in Note 16 “Benefit Plans” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that our directors may receive from the awards.
(2)Consists of 927 restricted stock units for each director, other than Mr. Conway, as described below.
(3)Ms. Breard was appointed to the board of directors and the audit committee in October 2023 and received prorated cash and equity compensation for the number of days served during fiscal year 2024.
(4)Ms. Carnahan resigned from the board of directors, audit committee and compensation committee in August 2023. The fees earned or paid in cash shown are the prorated amounts she received for the number of days served during fiscal year 2024. Additionally, in accordance with our director compensation program, any awards that remained unvested as of the date of Mr. Carnahan’s departure were forfeited.
(5)Mr. Conway was appointed to the board of directors in March 2024 and the compensation committee and the nominating and corporate governance committees in April 2024 and received prorated cash and equity compensation for the number of days served during fiscal year 2024. Mr. Conway’s stock award consists of 546 restricted stock units.

20	Paylocity 2025 Proxy Statement

Corporate Governance
Communications with Directors
Stockholders and other interested parties may communicate with the board of directors by mail addressed as follows:

Board of Directors of Paylocity Holding Corporation
c/o Corporate Secretary
1400 American Lane
Schaumburg, Illinois 60173
Please indicate on the envelope that the correspondence contains a stockholder communication. All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings
We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by our board of directors considering the directors’ schedules. The board of directors does not have a policy requiring director attendance at our annual meetings of stockholders, but all directors are encouraged to attend. All of the directors who were serving as such as of the date of last year's annual meeting attended the meeting.
Committee Charters and Other Corporate
Governance Materials
We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. Any substantive amendment to or waiver of any provision of the Code may be made only by the board of directors and will be disclosed on our website as well as via any other means then required by Nasdaq Listing Rules or applicable law.
We have adopted Corporate Governance Guidelines (the "Guidelines") that address the composition of the board, criteria for board membership and other board governance matters. Our board of directors has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee.
The Code, the Guidelines and each committee charter are available on the investor relations section of our website at http://investors.paylocity.com.

Paylocity 2025 Proxy Statement	21

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
The audit committee of our board of directors selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of Paylocity Holding Corporation for the fiscal year ending June 30, 2024. KPMG has served as our auditor since May 2013. A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.
The following table sets forth the aggregate fees billed by KPMG for the fiscal years ended June 30, 2024 and 2023:

	2024	2023
Audit fees(1)	$1,473,300	$1,172,100
Audit-related fees(2)	—	—
Tax fees(3)	120,000	135,000
All other fees(4)	3,560	60,000
Total fees	$1,596,860	$1,367,100
(1)Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory or regulatory filings.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
(4)All other fees consist of fees for services other than the services reported above. These fees, for the years presented, include amounts billed for accounting research and disclosure software and impact assessment services related to financial system implementations.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by Independent Registered Public Accounting Firm
The audit committee has determined that all services performed by KPMG are compatible with maintaining the independence of KPMG. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

22	Paylocity 2025 Proxy Statement

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of KPMG as our independent registered public accounting firm, the audit committee will reconsider its selection.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2025. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Paylocity 2025 Proxy Statement	23

Report of the
Audit Committee
The audit committee currently consists of four directors. Messrs. Robinson and Waters and Mses. Breard and Breen are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of Paylocity’s website at http://investors.paylocity.com.
The audit committee oversees Paylocity’s financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining Paylocity’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.
Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Paylocity’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
The audit committee has reviewed and discussed with management the Company’s audited financial statements. The audit committee has also discussed with KPMG LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, as such standard may be further modified, supplemented or amended from time to time (or such successor standard that may be promulgated). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of Paylocity’s financial reporting.
The audit committee has received the written disclosures and the communications from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the audit committee recommended to Paylocity’s board of directors that the Company’s audited financial statements be included in Paylocity’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024.
AUDIT COMMITTEE
Ronald V. Waters III, Chair
Kenneth B. Robinson
Linda Breard
Virginia G. Breen
The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of Paylocity under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Paylocity specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

24	Paylocity 2025 Proxy Statement

Executive
Officers
The following table sets forth information regarding our executive officers as of October 24, 2024.

Toby J. Williams President, Chief Executive Officer and Director Age: 51
Toby J. Williams is our President and Chief Executive Officer and director. For Mr. Williams’ biography, see “Proposal No. 1 Election of Directors”.

Steven R. Beauchamp Executive Chairman, Director and Former Co-Chief Executive Officer Age: 52
Steven R. Beauchamp is our Executive Chairman and director. For Mr. Beauchamp’s biography, see “Proposal No. 1 Election of Directors”.

Ryan Glenn Chief Financial Officer Age: 42

Ryan Glenn is our Chief Financial Officer. Prior to March 2022, he served as Senior Vice President of Finance of the Company since August 2021. From June 2018 to August 2021, Mr. Glenn served as the Company's Vice President, Financial Planning & Analysis and Investor Relations, and, from October 2013 to June 2018, Mr. Glenn held various financial leadership positions in the Company's Financial Planning & Analysis and Investor Relations department. Prior to joining Paylocity in October 2013, Mr. Glenn held various roles at PricewaterhouseCoopers LLP, a registered public accounting firm from 2010 to 2013, last serving as a Manager in the Capital Markets & Accounting Advisory Practice. Mr. Glenn earned a B.S. Summa Cum Laude from the University at Buffalo and a M.B.A from The Johnson School at Cornell University.

Paylocity 2025 Proxy Statement	25

Executive Officers

Joshua Scutt Senior Vice President of Sales Age: 53

Joshua Scutt has served as Senior Vice President of Sales at Paylocity since August 2021. From October 2018 to August 2021, he served as Vice President, Sales of the Company. Prior to joining Paylocity, Mr. Scutt served as Vice President of Enterprise Sales at NCR from February 2017 to October 2018. From 1997 to 2016, he served in various positions at ADP, including most recently as Senior Vice President of Small Business Sales. Mr. Scutt holds a B.A. degree in Education from Northern Michigan University.

Andrew Cappotelli Senior Vice President of Operations Age: 53

Andrew Cappotelli is our Senior Vice President, Operations. Mr. Cappotelli served in numerous roles at Paylocity from September 2021 until May 2024, including the Company’s Vice President of Finance, Chief Compliance/Risk Officer and Vice President of Client Tax Operations, and as our Chief Accounting Officer from June 2018 until September 2021. Prior to joining Paylocity in June 2018, Mr. Cappotelli, served as Vice President at Trinet, Inc., a human capital management company/professional employer organization from August 2017 until May 2018. From July 2006 through August 2017, Mr. Cappotelli held various financial leadership roles at Paychex, Inc., including the Controller of the Human Resources Services Business Unit, Corporate Director of Financial Planning and Analysis, and Internal Audit Director. Prior to that, Mr. Cappotelli served as the Director of Internal Audit for the Black & Decker Corporation and Director of Accounting for Gibraltar Industries. Mr. Cappotelli started his career in 1996 with KPMG LLP, a registered public accounting firm, serving as a Senior Manager in the Assurance Practice. Mr. Cappotelli earned both his BBA in Accounting and his MBA from Saint Bonaventure University. He is also a Certified Public Accountant.

Nicholas Rost Vice President, Chief Accounting Officer and Treasurer Age: 44

Nicholas Rost has served as Vice President, and Chief Accounting Officer since September 2021 and Treasurer of the Company since July 2024. From May 2019 to September 2021, he served as Corporate Controller of the Company. From May 2017 through May 2019, Mr. Rost held various financial leadership roles at Joyson Safety Systems, including Chief Accounting Officer and Executive Director of Financial Planning and Analysis. From 2003 to 2017, Mr. Rost worked in a variety of roles at PricewaterhouseCoopers LLP, a registered public accounting firm, serving most recently as a Senior Manager in the Assurance Practice. Mr. Rost earned his B.S.B.A. degree in Accounting Information Systems from Central Michigan University. He is also a Certified Public Accountant.

26	Paylocity 2025 Proxy Statement

Compensation Discussion
and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
This section discusses the philosophy underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation was awarded to and earned in fiscal 2024 by our named executive officers and places in perspective the data presented in the tables and narrative that follow. Under SEC rules, “named executive officers” include all individuals who served as the CEO or CFO during the year and the three most highly compensated executive officers as of the end of the year, Additionally, up to two individuals who would have been among the three most highly compensated executive officers but for the fact that such individuals were not serving as executive officers as of the end of the fiscal year are also included in the definition. Therefore, our fiscal 2024 named executive officers include:
•Toby J. Williams, our President and Chief Executive Officer ("CEO");
•Steven R. Beauchamp, our current Executive Chairman, who served as Co-CEO during fiscal 2024;
•Ryan Glenn, our Chief Financial Officer ("CFO");
•Rachit Lohani, who served as our Chief Technology Officer until September 11, 2024;
•Joshua Scutt, our Senior Vice President of Sales;
•Andrew Cappotelli, our Senior Vice President of Operations; and
•Katherine Ross, who served as our Senior Vice President of Operations until April 3, 2024.
We refer to our compensation committee in this Compensation Discussion and Analysis and the related compensation tables as the “Committee.” The members of the Committee in fiscal 2024 were Craig A. Conway, Robin L. Pederson, Andres D. Reiner and Ronald V. Waters III.

Paylocity 2025 Proxy Statement	27

Compensation Discussion and Analysis
Fiscal 2024 Financial and Business Highlights
During fiscal 2024, we continued to experience significant growth with total revenue of $1.4 billion, representing 19% year-over-year growth, as our focus on providing the most complete platform for the modern workforce continued to differentiate us from competitors and resonate with clients and prospects. Beyond driving strong revenue growth, we also increased our profitability in fiscal 2024 with net income of $206.8 million, adjusted EBITDA of $505.6 million, adjusted EBITDA excluding interest income on funds held for clients of $384.7 million, net cash provided by operating activities of $384.7 million, free cash flow of $305.9 million and free cash flow excluding interest income on funds held for clients of $185.1 million.* Our named executive officers and other members of our executive management team led the organization to achieve certain operational and financial milestones that position us for continued short- and long-term success, including the following achievements:

19% Year-over-year total revenue growth	92%+ Revenue retention	36.0% Adjusted EBITDA margin*	30.0% Adjusted EBITDA margin excluding interest income on funds held for clients*

21.8% Free cash flow margin*	14.4% Free cash flow margin excluding interest income on funds held for clients*		Over 25% New business revenue from referral channels

*    Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA excluding interest income on funds held for client, Adjusted EBITDA margin excluding interest income on funds held for clients, free cash flow, free cash flow margin, free cash flow excluding interest income on funds held for clients and free cash flow margin excluding interest income on funds held for clients are non-GAAP financial measures. For information on these measures, including the reconciliation of these non-GAAP financial measures to their most direct comparable GAAP financial measures, please see "Appendix A: Non-GAAP Financial Measures."
In fiscal 2024, we launched several new premium products and enhancements, including Recognition & Rewards, Employee Voice, Advanced Scheduling, Market Pay, and a reimagined mobile app experience. We also continued to be a leader in the industry in the use of AI. We launched multiple AI-driven enhancements across our platform in fiscal 2024, including in Learning, Recruiting, and Community, our online collaboration hub, which enabled our clients to leverage more than 500,000 AI-assisted engagements.
Our product development investments and resulting client satisfaction continue to be recognized by third parties. Independent product review sites G2 Crowd and TrustRadius have consistently ranked Paylocity as a top HCM provider. This year, for the first time, Gartner named Paylocity to its annual Voice of the Customer report for Cloud HCM Suites for 1,000+ Employee Enterprises. Other industry analyst firms like NelsonHall and Constellation Research have increasingly added Paylocity to their HCM leader quadrants and shortlist rankings.
From an operational perspective, we remain focused on delivering world-class service to our 39,050 clients. We are proud of the efforts of our operations teams who create a true partnership with our clients. This combination of strong operational execution and industry-leading products allowed us to deliver revenue retention of greater than 92% once again in fiscal 2024.
We maintained a strong culture for our more than 6,400 employees as we were named Forbes’ Best Large Employers 2024, Best Employers for Diversity 2024, and Best Employers for Women 2023. We also appeared on Newsweek’s Greatest Workplaces for Diversity 2024, Built In’s Best Places to Work 2024, and have again been certified as a Great Place to Work for 2024. We demonstrated our commitment to being a leader in social and environmental responsibility and corporate governance, which we have showcased on the Corporate Responsibility section of our website and in our annual Corporate Social Responsibility report.

28	Paylocity 2025 Proxy Statement

Compensation Discussion and Analysis
Fiscal 2024 Executive Compensation Highlights
The following key compensation actions were taken with respect to the named executive officers for fiscal 2024:
•Base Salaries: We adjusted the base salaries of certain of our named executive officers in order to appropriately compensate them given the competitive market and their role in achieving company performance. Adjustments were also made in connection with changes in responsibilities, including for Mr. Beauchamp and Mr. Cappotelli, as described under "Compensation Discussion and Analysis - Base Compensation."
•Annual Cash Bonuses: The target bonus opportunities as a percentage of base salaries generally remained the same for our named executive officers as compared to the prior year, with the exception of Mr. Cappotelli whose target bonus opportunity increased in connection with his promotion to Senior Vice President of Operations. We paid annual cash bonuses to each of our named executive officers to encourage them to focus on the achievement of key short-term business objectives and reflect their achievement of the corporate performance objectives which were based on Recurring and other revenue and Adjusted EBITDA. Recurring and other revenue fell below the threshold performance target while Adjusted EBITDA exceeded the maximum performance target, which resulted in annual cash bonuses payout at 60% of the target level to each of our named executive officers.
•Long-Term Equity Incentive Compensation: We granted time-based restricted stock units (“RSUs”) and market share units (“MSUs”) in order to incentivize our named executive officers to focus on increases in stockholder value and achievement of corporate objectives. Similar to Mr. Beauchamp’s base salary, the target grant value of his equity awards as compared to the prior year was reduced to reflect his adjusted scope of responsibilities in fiscal 2024.
•Share Ownership Guidelines: We maintain stock ownership guidelines for our named executive officers in order to promote the alignment of long-term interests of our named executive officers with our stockholders.
•Stockholder Feedback: We hold annual non-binding advisory stockholder votes on the compensation program for our named executive officers commonly referred to as a “say on pay” vote. We received 94.4% of votes in favor of our say on pay proposal at the 2024 Annual Meeting of Stockholders. The Committee has considered and will continue to consider the outcome of our say on pay votes and our stockholders’ views when making compensation decisions for our named executive officers, including the outcomes of “Proposal No. 3 Advisory Vote to Approve the Compensation of our Named Executive Officers” at this Annual Meeting.
Compensation Philosophy and Objectives
Paylocity’s commitment to attracting, retaining and aligning talent with our business objectives is reflected in the total compensation program for our named executive officers. We provide a talent value proposition that motivates our named executive officers to contribute to the creativity, growth, profitability and performance of the Company.

Our objective is to:
•attract and retain the talent needed to grow the Company’s business;
•provide a strong incentive for executives and key employees to work toward the achievement of the Company’s goals, including long-term revenue growth and sustained value creation; and
•ensure that the interests of management and the Company’s stockholders are aligned.

We seek to achieve these objectives by providing compensation that is competitive with the practices of peer group technology companies and linking rewards to Company performance. Our incentives are designed to motivate our named executive officers to increase long-term stockholder value in alignment with stockholders’ interests.
Within this framework, we observe the following principles:
1.Attract, motivate and retain top-caliber talent: Named executive officers should have market-competitive base salaries and employee benefits that permit us to hire and retain high-caliber individuals at all levels as we compete for talent nationally;
2.Pay for performance: A significant portion of the annual compensation of our named executive officers should vary based on performance-based metrics;
3.Reward long-term growth and sustained value creation: Named executive officers should be rewarded for achieving long-term results, and such rewards should be aligned with the interests of our stockholders;

Paylocity 2025 Proxy Statement	29

Compensation Discussion and Analysis
4.Align compensation with stockholder interests: The interests of our named executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of our common stock; and
5.Promote accountability; discourage excessive or inappropriate risk-taking: Our compensation program discourages excessive risk-taking. The Company enforces this principle through the share-ownership requirements, as well as hedging and trading restrictions. In October 2023, the board of directors adopted an executive compensation clawback policy that complies with Nasdaq Listing Rules and Rule 10D-1 under the Exchange Act. See “Compensation Discussion and Analysis – Other Compensation Policies – Compensation Recovery Policy” for additional information about our clawback policy.
These principles are the foundation for a compensation framework that focuses management’s best efforts on achieving the Company’s goals and generating sustainable stockholder value.

What We Do	What We Don’t Do

  Pay for Performance – a significant portion of our executive compensation program is not guaranteed and is dependent upon stock price appreciation and other variable, at-risk pay components that are disclosed to our stockholders
  Review Peer Compensation Data – prior to making executive compensation decisions we review peer company compensation data
  Annual Stockholder “Say on Pay” – we seek an annual non-binding advisory vote from stockholders to approve executive compensation
  Post-Employment Covenants – our executive employment agreements contain non-compete and non-solicit provisions in order to protect the business
  Caps on Incentive Payouts – we ensure that short-term incentives and our performance-based equity awards cap payouts
  Mitigate Undue Risk – we maintain an executive compensation clawback policy that complies with Nasdaq Listing Rules and Rule 10D-1 under the Exchange Act, set multiple performance measures and targets under our incentive compensation plans, and maintain robust Board and management processes to identify risks
  Robust Stock Ownership Guidelines – we ensure management acts and thinks like stockholders through stock ownership
  Independent Compensation Consultant – the Committee seeks third party executive compensation advice from an independent consulting firm that does not perform any other services for our Company

  No Excise Tax Gross-Ups upon Change in Control – we do not provide tax gross-ups related to change in control
  No Pledging Shares of Company Stock Received as Compensation – named executive officers may not directly or indirectly pledge Paylocity common stock as collateral for any obligation
  No Hedging Shares of Company Stock Received as Compensation – named executive officers may not directly or indirectly engage in transactions intended to hedge or offset the market value of Paylocity common stock owned by them
  No Guaranteed Incentive Payouts – we do not provide guaranteed minimum bonuses
  No Excessive Perquisites – we do not provide excessive perquisites that do not have a sound value to our business

30	Paylocity 2025 Proxy Statement

Compensation Discussion and Analysis
The Role of the Committee and its Consultants and Advisors
The Committee’s primary duties are to regularly review and advise our board of directors on the Company’s overall compensation philosophy, policies and plans, including a review of both regional and industry compensation practices and trends. The Committee is responsible for taking action with respect to compensation designed to attract and retain the highest quality executives, that clearly articulates the relationship of corporate performance to executive compensation and that will reward executives for the Company’s progress towards its performance goals. For a more complete description of the duties and responsibilities of the Committee, see the charter for the Committee posted on our website at: http://investors.paylocity.com.
The Committee has engaged Compensia, an outside independent executive compensation consultant, to assist the Committee with executive compensation matters by providing market research and advisory support for base salary, bonus and equity compensation matters and to assist the Committee with assessing the appropriateness of the Company’s peer group. Compensia annually develops a peer group study and an executive and non-employee director compensation review that is specific to the Company. Compensia does not provide other services to the Company. The Committee also uses the services of the Company’s human resources department and the Company’s outside counsel in making compensation-related decisions involving our named executive officers.
Role of Named Executive Officers in Compensation Decisions
The compensation of our named executive officers is determined by the Committee. Our CEO and CFO typically provide an agenda and recommendations to the Committee. Our CEO attends the Committee meetings and discusses with the Committee the compensation and performance of all named executive officers, other than his own. Our CEO bases his recommendations in part upon his review of the performance of our named executive officers. The Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to such named executive officers.
Components of Executive Compensation
We offer our named executive officers compensation in the following forms:
•Base salaries to compensate individuals for their day-to-day responsibilities;
•Variable compensation in the form of performance-based bonuses that are directed to drive targeted corporate business goals and annual objectives; and
•Equity compensation in the form of RSUs and MSUs in order to foster focus by our named executive officers on long-term objectives.
Our equity compensation program is structured to align the long-term pay of our named executive officers with stockholder interests. We believe that equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees, and our executive compensation program aims to appropriately balance the goals of motivating and rewarding our named executive officers, thereby promoting stability in our leadership.
To promote alignment of our named executive officers’ interests with those of our stockholders and to focus our executives on achievement of certain annual performance-based metrics that the Committee considers critical to the Company’s future success, we also have an annual cash bonus program that varies above or below target levels commensurate with our performance.

Paylocity 2025 Proxy Statement	31

Compensation Discussion and Analysis
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Therefore, we generally do not provide perquisites or other personal benefits to our named executive officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2024, other than the perquisites or other benefits detailed under "Compensation of Named Executive Officers—Summary Compensation Table", none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual. In addition, we do not provide our named executive officers retirement plan benefits or health and welfare plan benefits, other than executive health and wellness screenings, that deviate from what is generally offered to employees of the Company.
Although the Committee reviewed the total compensation for our named executive officers, it generally considers each component of compensation separately because the Committee does not believe that significant compensation derived from one component should necessarily negate or reduce compensation from other components. The Committee instead believes that each component of compensation is intended to reward different goals, as well as skills, responsibilities and duties of the executive. As a result, the appropriate level for each compensation component is based on our recruiting and retention goals, our view of internal equity and consistency, peer group survey data and other considerations we deem relevant, such as rewarding extraordinary performance, for such component of compensation.
In determining named executive officer compensation, the Committee considers the following factors:

•the Company’s performance in the previous fiscal year;
•the Company’s growth from the previous fiscal year;
•long-term retention value;
•the Company’s outlook and operating plan for the upcoming fiscal year;
•advice from the Committee’s advisors and consultants, as described under “The Role of the Committee and its Consultants and Advisors”, including the compensation analysis prepared by Compensia;
•the named executive officer’s role;
•an evaluation of the named executive officer’s individual performance and overall impact on the Company;
•the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the named executive officers and other participants;
•overall equity burn rates and equity overhang levels;
•the value of, and expense associated with, proposed and previously awarded equity grants, including the long-term retention value of past awards that remain outstanding; and
•compensation trends and competitive factors in the market for talent in which the Company competes.

The Committee performs an annual strategic review of compensation for our named executive officers and the Company’s peer group to determine whether we provide adequate incentives and motivation to our named executive officers. To this end, the Committee reviews survey data and compensation data of peer companies annually when it reviews named executive officer compensation.
For fiscal 2024, the Committee, based on an analysis provided by Compensia, developed the Company’s peer group for purposes of advising the Committee on its assessment of base salary, equity compensation and variable cash bonus opportunities for our named executive officers. After input from Company management, the Committee reviewed the peer group assessment criteria, including peer group company location, industry, direct peers, revenue ranges, market capitalization, and revenue growth rate. The peer group was selected from companies that provide systems software or internet software and services, or enterprise software applications that are headquartered in the United States. Additionally, we focused on peers that generally have revenue growth of 10% or more, that are approximately 0.5 to 2.0 times our trailing 12-month revenue and/or have a market capitalization rate of 0.3 to 3.0 times that of our own 30 trading day average market capitalization. None of the criteria are fixed and the Committee retains the discretion to determine the Company’s peer group for compensation purposes. Avalara, Coupa Software, and Zendesk were removed from the peer group as compared to prior years, as these companies are no longer publicly traded, and Q2 Holdings was removed from the peer group as it did not meet one or more of the criteria discussed above. To ensure an appropriate number of companies in the peer group, Bentley Systems, DocuSign, and Procore Technologies were added to the peer group as compared to the prior year peer group.

32	Paylocity 2025 Proxy Statement

Compensation Discussion and Analysis
For fiscal 2024, our peer group as determined by the Committee consisted of the following:

Alteryx	DocuSign	Okta	Splunk
Bentley Systems	Dynatrace	Paycom Software	The Trade Desk
Bill Holdings	Elastic N.V.	Procore Technologies	Zscaler
BlackLine	Guidewire Software	RingCentral
Dayforce*	HubSpot	Smartsheet

* Formerly known as Ceridian HCM Holding

Notwithstanding the use of a peer group analysis to assess named executive officer compensation, the Committee does not benchmark individual components of compensation or the total compensation paid to our named executive officers. The Committee also does not consider realized or realizable pay in making compensation decisions. The Committee makes decisions on named executive officer compensation for each component thereof based on a variety of factors described above.
Base Compensation
The Committee reviews and reassesses the base salaries of our named executive officers following the completion of each fiscal year. We do not choose to consider other elements of pay in setting base salaries for our named executive officers because of our philosophy that base salary should be measured by market practices and individual performance. Our Committee may periodically conduct a review of our named executive officers’ base salaries and determine adjustments as warranted, if any.
In fiscal 2024, as compared to fiscal 2023, we adjusted the base salaries of certain of our named executive officers in order to appropriately compensate them given their contributions to the Company's performance and changes in the competitive market conditions. Additional adjustments were made based on changes in their responsibilities as described below.
The annual base compensation for our named executive officers as approved by the Committee for fiscal years 2024 and 2023 was as follows:

Named Executive Officer	Fiscal 2024 Base Salary	Fiscal 2023 Base Salary
Toby J. Williams	$638,400	$638,400
Steven R. Beauchamp(1)	$538,171	$638,400
Ryan Glenn	$400,715	$374,500
Rachit Lohani	$460,762	$445,200
Joshua Scutt	$434,700	$420,000
Andrew Cappotelli(2)	$315,793	$—
Katherine Ross	$408,000	$400,000
(1)Mr. Beauchamp’s base salary was reduced at the beginning of fiscal 2024 to align with a reallocation of responsibilities between Mr. Williams and Mr. Beauchamp as Co-CEOs.
(2)For fiscal 2024, reflects the proration of Mr. Cappotelli's annualized base salary of $400,000 based on his appointment as Senior Vice President of Operations in May 2024. Mr. Cappotelli's annualized base salary for fiscal 2024 prior to his promotion was $299,994 as Chief Risk and Compliance Officer and $308,995 as Vice President of Finance. Fiscal 2023 base salary information is not disclosed for Mr. Cappotelli as fiscal 2024 was the first year in which he served as a named executive officer.
Variable Compensation Under Our Annual Bonus Plan
We maintain a variable compensation plan in the form of an annual cash bonus plan to reward the performance of our named executive officers in achieving our corporate goals and to primarily align this element of pay for our

Paylocity 2025 Proxy Statement	33

Compensation Discussion and Analysis
named executive officers with corporate performance. Based on the Committee’s review of survey data from peer group analysis, we maintained the target bonus opportunity under our annual cash bonus plan for each of our named executive officers at competitive levels.
For fiscal 2024, our Committee established the following corporate performance measures based 60% upon Recurring and other revenue and 40% upon Adjusted EBITDA targets to assess the cash bonus opportunity for each named executive officer:

Achievement Level	Recurring and Other Revenue	Adjusted EBITDA	Corresponding Payout as % of Target (for each metric)
Maximum	$1,335,200,000	$488,300,000	150%
Target	$1,317,200,000	$477,300,000	100%
Threshold	$1,299,200,000	$466,300,000	50%
We focused on these factors in our annual cash bonus plan for fiscal 2024 to drive strong revenue growth while increasing profitability. The Committee set performance measures at challenging levels that would require exceptional efforts, excellent leadership, effective leveraging of our competencies and a strong focus on driving results. For example, achievement even at threshold levels were set at aggressive targets requiring 18.3% in Recurring and other revenue growth and a 24.3% increase in Adjusted EBITDA as compared to fiscal 2023.
Based on actual performance for fiscal 2024, the Company achieved $1,281,680,000 in Recurring and other revenue and $505,554,000 in Adjusted EBITDA. Therefore, our named executive officers were not eligible and did not receive any cash bonus related to Recurring and other revenue attained for fiscal 2024 because the achievement level was below the threshold performance target. However, the named executive officers achieved the maximum payout for Adjusted EBITDA resulting in a 60% payout as a percentage of target. Accordingly, the Committee determined that our named executive officers had earned and would be paid the following cash bonuses under our annual cash bonus plan for fiscal 2024, which were paid in fiscal 2025:

Named Executive Officer	Fiscal 2024 Target Cash Bonus Opportunity (as a percentage of Base Salary)	Fiscal 2024 Target Cash Bonus Opportunity	Fiscal 2024 Bonus Payment Paid in Fiscal 2025 (as a percentage of Base Salary)	Fiscal 2024 Bonus Payment Paid in Fiscal 2025	Fiscal 2024 Bonus Payment (as a percentage of target)
Toby J. Williams	100%	$638,400	60%	$383,040	60%
Steven R. Beauchamp	100%	$538,171	60%	$322,903	60%
Ryan Glenn	75%	$300,536	45%	$180,322	60%
Rachit Lohani	55%	$253,419	33%	$152,058	60%
Joshua Scutt	75%	$326,025	45%	$195,615	60%
Andrew Cappotelli(1)	50%	$158,449	30%	$95,069	60%
Katherine Ross	55%	$224,400	33%	$134,640	60%
(1)The bonus opportunity and payment for Mr. Cappotelli for fiscal 2024 were both prorated based on the base salaries, target opportunities and amount of time served in his various roles during the fiscal year. He had the target opportunities to earn 40% of his salary of $299,994 as Chief Risk and Compliance Officer, 40% of his salary of $308,995 as Vice President of Finance and 100% of his salary of $400,000 as Senior Vice President of Operations.
Equity Compensation
For fiscal 2024, the equity compensation issued to each of our named executive officers consisted of RSUs and MSUs. The amount and type of equity awards granted to our named executive officers reflects the Committee’s desire to remain competitive with the Company’s peer group while taking into consideration the overall goals of our equity compensation, including retention, the ability to reward achievement and aligning executives' interests with our stockholders. Commencing in fiscal 2025, we are shifting the mix of our executive equity awards to provide for grants of performance stock units (PSUs) as well as RSUs and MSUs. The reason for implementing this change is to incorporate additional performance measures into our executive equity program and thereby facilitate greater alignment of our executive’s potential equity award payouts with our overall performance. The fiscal 2025 PSUs have performance-based vesting criteria tied to our fiscal 2025 revenue goals and a three-year service vesting period.

34	Paylocity 2025 Proxy Statement

Compensation Discussion and Analysis
Because RSUs representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, the Committee believes we are able to incent and retain our named executive officers using fewer shares of our common stock, thereby reducing the dilutive impact of our long-term equity awards and allowing us to use our equity compensation resources more efficiently. Since their value increases with any increase in the value of the underlying shares, RSUs serve as an incentive which aligns the long-term interests of our named executive officers with our stockholders. In addition, the multi-year vesting requirement serves our retention objectives since our named executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards.
For fiscal 2024, the Committee granted MSUs that are tied to our stock price performance as compared to the broader stock market. The performance conditions for the awards granted in fiscal 2024 are based on total stockholder return (“TSR”) as compared to the Russell 3000 Index for the three-year performance period from August 31, 2023 through August 31, 2026. The Company’s named executive officers will have the opportunity to earn up to 25% of the target shares by achieving a threshold level of performance and an opportunity to earn up to 200% of the target shares for superior performance. The Committee believes that these TSR performance conditions will further align the interests of our named executive officers with the interests of our stockholders and provide incentives that will encourage behaviors that will maximize stockholder value.
If our relative TSR percentile over the three-year performance period equals or exceeds the 60th percentile, then the target number of units will be earned. If our TSR over the performance period is negative, then no more than the target number of units will be earned. The Company’s relative TSR percentile is determined by ranking the group of benchmark companies (other than the Company) from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of the Company relative to other companies in the group of benchmark companies. If our relative TSR percentile is less than the 25th percentile, no payout is earned. If our relative TSR percentile is greater than the 25th percentile, award payouts may range from 25% up to 200% of target scaled to the relative TSR percentile, as shown in the TSR Percentile Payout Table below:

Relative TSR Percentile	Payout % of Target MSUs(1)
80th Percentile or Above	200%
60th Percentile	100%
35th Percentile	50%
25th Percentile	25%
Below 25th Percentile	0%
(1)To the extent relative TSR falls between two discrete points in the chart above, linear interpolation shall be used to determine the Payout % of Target MSUs corresponding to the Relative TSR Percentile as set forth in the award agreement.
Fiscal 2024 RSU and MSU Awards
As a part of our annual award cycle, our named executive officers were granted RSU and MSU awards on August 15, 2023. The number of shares subject to the equity awards granted was determined by dividing the target grant value by the average price of our common stock for the 30 calendar days preceding the grant date. The target grant values and number of shares subject to the awards granted are summarized below:

	RSU Awards		MSU Awards
Named Executive Officer	Target Grant Value	Number of Shares Subject to Equity Awards(1)	Target Grant Value	Number of Shares Subject to Equity Awards(2)
Toby J. Williams	$6,363,000	29,491	$6,363,000	29,491
Steven R. Beauchamp(3)	$4,772,000	22,118	$4,772,000	22,118
Ryan Glenn	$3,303,000	15,308	$1,416,000	6,561
Rachit Lohani	$2,975,000	13,790	$1,275,000	5,910
Joshua Scutt	$2,415,000	11,194	$1,035,000	4,798
Andrew Cappotelli(4)	$1,436,000	5,300	$—	—
Katherine Ross	$1,610,000	7,463	$690,000	3,199
(1)Vest 6.25% on each three-month anniversary of the date of grant subject to continued service through each applicable vesting date.

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Compensation Discussion and Analysis
(2)Vests based on certain TSR percentile rank performance targets achieved during a three-year performance period ending on August 31, 2026.
(3)Mr. Beauchamp’s target grant value was reduced as compared to the prior year to better align with the scope of his responsibilities as Co-CEO in fiscal 2024.
(4)Mr. Cappotelli was granted 3,245 RSU awards with a target grant value of $700,000 on August 15, 2023 as a part of the annual grant cycle in his role as Chief Compliance and Risk Officer, and an additional 297 RSUs with a target grant value of $50,000 upon his promotion to Vice President of Finance on March 1, 2024 and 1,758 RSUs with a target grant value of $243,000 upon his promotion to Senior Vice President of Operations on June 3, 2024.
Employment Agreement with Andrew Cappotelli
In May 2024, the Board promoted Mr. Cappotelli to Senior Vice President of Operations, effective May 13, 2024, and we entered into an employment agreement with him as further described under "Compensation of Named Executive Officers—Employment Agreements and Arrangements". Mr. Cappotelli's compensation package in connection with his promotion included:
•Base salary of $400,000
•Target annual cash bonus of 100% of base salary
•1,758 RSUs
The Committee determined that the base salary, annual bonus target and equity grant levels were appropriate in order to induce Mr. Cappotelli's commencement of his new position and in order to establish his going forward compensation levels in line with those of the rest of our executive officers.
Severance and Change of Control Payments
In connection with the hiring of certain named executive officers, we have provided for certain severance and change of control benefits under specified circumstances in their employment agreement. We believe these severance and change in control benefits are consistent with those provided by our peer group and are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry. The Compensation Committee believes that the severance and change in control benefits are an important element of the named executive officers’ retention and motivation and that the benefits of such agreements, including generally requiring a release of claims against us as a condition to receiving any severance benefits, are in our best interests. Equity vesting acceleration benefits are provided in connection with a change in control are intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change in control transactions that may be in the best interests of our stockholders.
For quantification of any additional information regarding the severance and change of control benefits, please see the discussion under “Compensation of Named Executive Officers—Employment Agreements and Arrangements” and “Compensation of Named Executive Officers Potential Payments Upon Termination or Change in Control.”
Retirement, Welfare and Other Benefits
We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Our named executive officers are eligible to participate in our 401(k) plan. Under our 401(k) plan, employees may elect to have us contribute amounts of their compensation, up to the statutory limits, to the 401(k) plan. During fiscal 2024, we matched up to 50% of employee contributions, but not exceeding 8% of eligible pay.
In addition, we provide welfare benefits to our named executive officers on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We believe that we provide affordable and competitive employee benefits programs in relation to the market in which we compete for talent. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

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Compensation Discussion and Analysis
Other than the perquisites detailed under "Compensation of Named Executive Officers—Summary Compensation Table", we do not provide additional perquisites to our named executive officers. We provide these executive perquisites because we believe the cost is relatively low in relation to the perceived value to our executives and the competitive market for executive talent. In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, or for recruitment, motivation, security or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to required approval and review by the Committee.
Other Compensation Policies
Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors, chief executive officer and other named executive officers. These individuals are required to own shares of our common stock with a value equal to at least the following:

Position	Ownership Requirement

Non-Employee Directors		4x	annual cash retainer*

Chief Executive Officer		4x	base salary

Other Named Executive Officers		2x	base salary

*    Annual cash retainer excludes any fees for serving as Lead Independent Director, chairing a committee or serving on a committee.
Each individual has five years from the date of appointment as a director or executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers and members of our board of directors with our stockholders. Under our stock ownership guidelines, only shares owned outright count toward the satisfaction of the ownership guidelines. Subject to the phase in periods, the non-employee directors, chief executive officer and other named executive officers are currently compliant with the stock ownership guidelines.
Compensation Recovery Policy
In October 2023, we adopted a clawback policy that complies with the Nasdaq Listing Rules and Rule 10D-1 under the Exchange act. The policy provides for the mandatory recoupment of erroneously awarded cash and equity-based incentive compensation received by current or former executive officers in the event we are required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under the federal securities laws. Our 2023 Equity Incentive Plan provides that all awards granted under such plan will be subject to recoupment in accordance with any policies we may adopt the extent applicable and permissible under applicable law.
Our 2014 Equity Incentive Plan also provides that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct of our CEO or CFO who knowingly or through gross negligence engaged in the misconduct, the CEO or CFO must reimburse the Company for any payment in settlement of an equity award issued under that plan and received during the twelve-month period following the filing of the financial document and any profits realized from the sale of securities during such twelve-month period.

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Compensation Discussion and Analysis
Insider Trading Policies
We maintain an insider trading policy governing the purchase, sale and other dispositions of our securities by directors, officers (including named executive officers), employees and consultants that is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the Nasdaq Listing Rules. The insider trading policy generally defines what constitutes illegal insider trading under the federal securities laws, provides guidance on what may be considered "material nonpublic information," and specifies certain transactions that are prohibited pursuant to the policy. The policy also establishes trading windows and blackout periods for when individuals subject to the policy are prohibited from trading, as well as specifying procedures for seeking clearance to trade by certain individuals and providing for the consequences of violating the policy or the federal securities laws. The insider trading policy has been filed as an exhibit to the Annual Report on Form 10-K for the year ended June 30, 2024.
Policy on Hedging and Pledging
Our insider trading policy provides that certain types of transactions are prohibited by any person subject to the policy. Specifically, short sales, puts, calls or other derivative transactions involving our securities, hedging or monetization transactions involving our securities, and pledges of our securities as collateral for a loan, or holding our securities in a margin account are prohibited under the policy.
Policy Regarding the Pricing and Timing of Equity Awards
While we have not adopted a formal policy regarding the timing of equity awards, the Committee has historically made annual equity award grants to our named executive officers in August, during the first quarter of the fiscal year, at the same time equity awards are granted to our eligible general employee base. This timing allows the Committee to have the benefit of considering our year-end financial and operational results prior to setting any performance goals applicable to equity grants and is not scheduled in a manner that intentionally benefits our named executive officers or employees. The Committee neither grants equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates. Additionally, stock options have an exercise price not less than the fair value of the underlying stock on the date of grant.
All outstanding equity awards to our named executive officers have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance.
Risk Considerations
The Committee has assessed whether the compensation paid to our named executive officers encourages risk-taking behavior, and the Committee does not believe that the compensation programs for our named executive officers are likely to lead to taking on more risks than are appropriate from a sound business judgment perspective. The Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for fiscal 2024, incentives underlying annual cash bonuses were tied to Company performance measures. Since these metrics have a Company-wide focus, the Committee does not believe they generally incentivize high-risk behavior by our named executive officers compared to annual bonuses based upon narrowly focused individual performance. The Company’s equity awards may consist of stock options, restricted stock units, market share units and other performance-based stock awards. The value, if any, received by a named executive officer from equity awards generally reflects the overall market performance of the Company’s stock over a long period of time. The Committee does not believe that this structure of equity awards incentivizes high-risk behavior. Our compensation schemes are designed to be in place over several years, and the Committee believes they are designed to reward sustained long-term profitable growth of the Company.
Tax Considerations
Deductibility of Executive Compensation
Internal Revenue Code Section 162(m) (as amended by the Tax Cuts and Jobs Act (“the Act”)) generally disallows publicly-held corporations from taking a tax deduction for federal income tax purposes for remuneration paid in excess of $1 million in any taxable year to named executive officers that qualify as covered employees under section 162(m). The Committee may, in its judgment, authorize compensation payments that may be in excess of the limits set forth in Internal Revenue Code Section 162(m) and do not comply with exemptions, if any, from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

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Compensation Discussion and Analysis
No Reimbursement for “Golden Parachute” Taxes
Internal Revenue Code Sections 280G and 4999 provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any named executive officer with a reimbursement or “gross-up” payment for any tax liability that the executive might owe as a result of the application of Internal Revenue Code Section 4999.
Response to the 2024 Advisory Vote on Executive Compensation and Future Advisory Vote
At the 2024 annual meeting, the stockholders of the Company had the opportunity, pursuant to SEC regulations, to have an advisory vote to approve the compensation paid to the named executive officers. The results of the vote were as follows:

47,199,954 votes were “For” the compensation paid to our named executive officers;	2,791,524 votes were “Against” the compensation paid to our named executive officers; and	31,688 votes abstained.
approximately 94.4% of votes cast at the 2024 annual meeting supported the compensation paid to our named executive officers

Based on the above results, approximately 94.4% of votes cast at the 2024 annual meeting supported the compensation paid to our named executive officers. Our Committee considered these results in light of the Company’s corporate structure and determined that no significant changes were required to the Company’s compensation program as a result of the vote.
The board of directors adopted a policy to conduct future stockholder non-binding advisory votes regarding the compensation to be paid by the Company to its named executive officers each year. This policy will remain in effect until the occurrence of the next advisory vote on the frequency of the say-on-pay vote or until the board of directors determines that a different frequency for such advisory vote is in the best interest of the Company’s stockholders.

Paylocity 2025 Proxy Statement	39

Report of the Compensation Committee
The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the compensation committee of the Board of Directors,
Robin L. Pederson, Chair
Andres D. Reiner
Ronald V. Waters III
Craig A. Conway
The information contained in the foregoing report of Paylocity’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Paylocity under the Exchange Act or the Securities Act unless and only to the extent that Paylocity specifically incorporates it by reference.

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Compensation of Named Executive Officers
Summary Compensation Table
The following table presents compensation information for the fiscal years ended June 30, 2024, 2023 and 2022 paid to, or earned by, our principal executive officers, principal financial officer, our three other most highly compensated executive officers as of June 30, 2024 and an individual who served as an executive officer during the year and would have been included as one of the most highly compensated executive officers had she been serving as an executive officer as of June 30, 2024. We refer to these executive officers as our “named executive officers” in this Proxy Statement. For the fiscal year ended June 30, 2024, our named executive officers were Toby J. Williams, Steven R. Beauchamp, Ryan Glenn, Rachit Lohani, Joshua Scott, Andrew Cappotelli and Katherine Ross. No disclosure is provided for persons for years in which the executive officer was not a named executive officer.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock-based Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Toby J. Williams(5) President and Chief Executive Officer	2024	$638,400	$—	$13,619,534	$383,040	$96,091	$14,737,065
	2023	$625,333	$—	$19,975,163	$957,600	$114,476	$21,672,572
	2022	$459,667	$—	$7,301,187	$588,386	$73,230	$8,422,470
Steven R. Beauchamp(6) Executive Chairman and Former Co-Chief Executive Officer	2024	$554,876	$—	$10,214,535	$322,903	$45,117	$11,137,431
	2023	$625,333	$—	$19,975,163	$957,600	$25,269	$21,583,365
	2022	$560,000	$—	$13,853,776	$840,000	$38,949	$15,292,725
Ryan Glenn Chief Financial Officer	2024	$396,346	$—	$4,734,004	$180,322	$38,768	$5,349,440
	2023	$370,417	$—	$5,241,502	$421,313	$16,745	$6,049,977
	2022	$302,383	$—	$2,325,596	$276,781	$27,520	$2,932,280
Rachit Lohani Chief Technology Officer	2024	$458,168	$—	$4,264,459	$152,058	$20,468	$4,895,153
	2023	$441,000	$—	$4,845,129	$367,290	$9,183	$5,662,602
	2022	$315,000	$150,000	$9,853,584	$346,500	$15,103	$10,680,187
Joshua Scutt Senior Vice President of Sales	2024	$432,250	$—	$3,461,817	$195,615	$200,024	$4,289,706
	2023	$408,333	$—	$4,813,005	$472,500	$92,219	$5,786,057
Andrew Cappotelli(7) Senior Vice President of Operations	2024	$312,680	$—	$925,265	$95,069	$34,577	$1,367,591
Katherine Ross(8) Former Senior Vice President of Operations	2024	$406,667	$—	$2,308,032	$134,640	$31,835	$2,881,174
	2023	$233,333	$310,066	$3,734,134	$191,671	$15,922	$4,485,126
(1)Amounts represent salary earned during each fiscal year presented based on any changes approved by the Committee. Annual changes in salary are effective as of September 1 for each of the fiscal years presented.
(2)Amounts represent the aggregate grant date fair value of stock awards granted during the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating these stock awards in this column are set forth in Note 16 “Benefit Plans” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, disregarding estimates of forfeitures relating to service-based vesting conditions. The fair value of our MSU awards is estimated at the date of grant using a Monte-Carlo simulation. The Monte Carlo simulation used to calculate the fair value of the MSUs simulates the present value of the potential outcomes of future stock prices of the Company

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Compensation of Named Executive Officers
and the Russell 3000 Index over the requisite service period. The projection of stock prices is based on the risk-free rate of return, the volatility of the stock price of the Company and the Russell 3000 Index, and the correlation of the stock price of the Company with the Index. The table below presents the aggregate grant date fair value of the MSU awards granted in fiscal 2024 assuming achievement at the maximum level of achievement:

Name	Maximum Grant Date Fair Value of MSU Awards
Toby J. Williams	$15,748,784
Steven R. Beauchamp	$11,811,454
Ryan Glenn	$3,503,705
Rachit Lohani	$3,156,058
Joshua Scutt	$2,562,228
Andrew Cappotelli	$—
Katherine Ross	$1,708,330
(3)Represents amounts paid under our cash bonus plan for fiscal 2024 based on the achievement of performance criteria. See "Compensation Discussion and Analysis - Variable Compensation Under Our Annual Bonus Plan" for additional information.
(4)Amounts shown in this column are detailed in the table below:

Name	Company Funded 401(k) Matching Contributions	Commuting Expenses	Other*
Toby J. Williams	$13,200	$58,858	$24,033
Steven R. Beauchamp	$8,397	$—	$36,720
Ryan Glenn	$11,663	$—	$27,105
Rachit Lohani	$8,445	$—	$12,023
Joshua Scutt	$13,494	$87,272	$99,258
Andrew Cappotelli	$13,961	$—	$20,616
Katherine Ross	$5,100	$—	$26,735
*    Includes (i) health and welfare benefits, such as Company paid medical and dental insurance premiums, generally available to all employees for each of the named executive officers; (ii) executive health and wellness screening and concierge membership for each of the named executive officers other than Mr. Scutt; (iii) spousal travel benefits provided to Messrs. Beauchamp, Scutt and Glenn and Ms. Ross for a company-sponsored incentive trip; (iv) Mr. Scutt's annual car allowance; and (v) a tax gross-up of $52,743 for Mr. Scutt related to his commuting expenses.
(5)Mr. Williams transitioned from President and Co-Chief Executive Officer to President and Chief Executive Officer on August 5, 2024.
(6)Mr. Beauchamp transitioned roles from Co-Chief Executive Officer to Executive Chairman on August 5, 2024.
(7)Mr. Cappotelli was promoted from Chief Risk and Compliance Officer to Vice President of Finance on March 1, 2024 and to Senior Vice President of Operations on May 13, 2024.
(8)Ms. Ross no longer served in her role as Senior Vice President of Operations effective April 3, 2024. She remained employed with the Company until her separation on September 3, 2024.

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Compensation of Named Executive Officers
Grants of Plan-Based Awards in Fiscal 2024
The following table sets forth information regarding grants of plan-based cash and equity awards made to our named executive officers during fiscal 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Toby J. Williams	n/a	$319,200	$638,400	$957,600	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	29,491	—	$5,745,142
	8/15/2023	—	—	—	7,373	29,491	58,982	—	—	$7,874,392
Steven R. Beauchamp	n/a	$269,086	$538,171	$807,257	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	22,118	—	$4,308,808
	8/15/2023	—	—	—	5,530	22,118	44,236	—	—	$5,905,727
Ryan Glenn	n/a	$150,268	$300,536	$450,804	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	15,308	—	$2,982,151
	8/15/2023	—	—	—	1,640	6,561	13,122	—	—	$1,751,853
Rachit Lohani	n/a	$126,710	$253,419	$380,129	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	13,790	—	$2,686,430
	8/15/2023	—	—	—	1,478	5,910	11,820	—	—	$1,578,029
Joshua Scutt	n/a	$163,013	$326,025	$489,038	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	11,194	—	$2,180,703
	8/15/2023	—	—	—	1,200	4,798	9,596	—	—	$1,281,114
Andrew Cappotelli	n/a	$79,225	$158,449	$237,674	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	3,245	—	$632,158
	3/1/2024	—	—	—	—	—	—	297	—	$50,098
	6/3/2024	—	—	—	—	—	—	1,758	—	$243,008
Katherine Ross	n/a	$112,200	$224,400	$336,600	—	—	—	—	—	—
	8/15/2023	—	—	—	—	—	—	7,463	—	$1,453,867
	8/15/2023	—	—	—	800	3,199	6,398	—	—	$854,165

(1)The amounts reported in this column represent amounts payable under our cash bonus plan for fiscal 2024. Actual bonuses received under the cash bonus plan by the named executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)Represents MSUs with a three-year performance period from August 31, 2023 through August 31, 2026. For more information regarding the MSUs granted in fiscal 2024, see "Compensation Discussion and Analysis - Equity Compensation."
(3)Represents RSUs. For more information regarding the RSUs granted in fiscal 2024, see "Compensation Discussion and Analysis - Equity Compensation."
(4)Amounts represent the grant date fair values of RSUs and MSUs granted during the fiscal year computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in calculating the amounts reported in this column are set forth in Note 16 “Benefit Plans” of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024.
Employment Agreements and Arrangements
We have entered into employment agreements with each of our named executive officers. The following is a summary of the employment agreements with our named executive officers, which include certain severance and change of control benefits.

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Compensation of Named Executive Officers
Toby J. Williams is party to a second amended and restated employment agreement with us effective August 5, 2024, which has no specific term and constitutes at-will employment. Mr. Williams’s annual base salary for fiscal 2024 was $638,400. Mr. Williams transitioned from President and Co-Chief Executive Officer to President, Chief Executive Officer on August 5, 2024. Mr. Williams is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 100% of Mr. Williams’s base salary for fiscal 2024. Payment of any bonus to Mr. Williams is subject to approval by the Committee. In the event Mr. Williams is terminated for any reason other than for cause (as such term is defined in the employment agreement), and other than as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Williams timely executes and does not revoke a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continued services through the date of the change in control.
Additionally, pursuant to the terms of the applicable equity award agreements, in the event of Mr. Williams’s death or disability, all unvested shares with time-based vesting will vest in full and all unvested shares with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Mr. Williams receiving a pro-rated portion of the performance-based awards based on the number of calendar days he was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs will immediately vest based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.
Steven R. Beauchamp is party to an amended and restated employment agreement with us effective August 5, 2024, which has no specific term and constitutes at-will employment. Mr. Beauchamp’s annual base salary for fiscal 2024 was $538,171. Mr. Beauchamp transitioned from Co-Chief Executive Officer to Executive Chairman on August 5, 2024. Mr. Beauchamp is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 100% of Mr. Beauchamp’s base salary for fiscal 2024. Payment of any bonus to Mr. Beauchamp is subject to approval by the Committee. In the event Mr. Beauchamp is terminated for any reason other than for cause (as such term is defined in the employment agreement), and other than as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Beauchamp timely executes and does not revoke a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.
Additionally, pursuant to the terms of the applicable equity award agreements, in the event of Mr. Beauchamp’s death or disability, all unvested shares with time-based vesting will vest in full and all unvested shares with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Mr. Beauchamp receiving a pro-rated portion of the performance-based awards based on the number of calendar days he was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs will immediately vest based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.
Ryan Glenn is party to an amended and restated employment agreement with us effective March 11, 2022, which has no specific term and constitutes at-will employment. Mr. Glenn’s annual base salary for fiscal 2024 was $400,715. Mr. Glenn is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 75% of Mr. Glenn’s base salary for fiscal 2024. Payment of any bonus to Mr. Glenn is subject to approval by the Committee. In the event Mr. Glenn is terminated for any reason other than for cause (as such term is defined in the employment agreement), and other than as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Glenn timely executes and does not revoke a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.

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Compensation of Named Executive Officers
Additionally, pursuant to the terms of each of Mr. Glenn's employment agreement and the applicable equity award agreements, in the event of Mr. Glenn’s death or disability, all unvested shares with time-based vesting will vest in full and all unvested shares with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Mr. Glenn receiving a pro-rated portion of the performance-based awards based on the number of calendar days he was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs will immediately vest based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.
Rachit Lohani is party to an employment agreement with us effective September 27, 2021, which has no specific term and constitutes at-will employment. Mr. Lohani’s annual base salary for fiscal 2024 was $460,762. Mr. Lohani is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 55% of Mr. Lohani’s base salary for fiscal 2024. Payment of any bonus to Mr. Lohani is subject to approval by the Committee. In the event Mr. Lohani is terminated for any reason other than for cause (as such term is defined in the employment agreement), and other than as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Lohani timely executes and does not revoke a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.
Additionally, pursuant to the terms of each of Mr. Lohani's employment agreement and the applicable equity award agreements, in the event of Mr. Lohani’s death or disability, all unvested shares with time-based vesting will vest in full and all unvested shares with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Mr. Lohani receiving a pro-rated portion of the performance-based awards based on the number of calendar days he was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs will immediately vest based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.
Mr. Lohani resigned as the Company’s Chief Technology Officer, effective September 11, 2024, but will remain an employee of the Company, and his employment agreement will remain in effect until his departure on December 2, 2024.
Joshua Scutt is party to an employment agreement with us effective August 16, 2021 which has no specific term and constitutes at-will employment. Mr. Scutt’s annual base salary for fiscal 2024 was $434,700. Mr. Scutt is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 75% of Mr. Scutt’s base salary for fiscal 2024. Payment of any bonus to Mr. Scutt is subject to approval by the Committee. In the event Mr. Scutt is terminated for any reason other than for cause (as such term is defined in the employment agreement), and other than as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Scutt timely executes and does not revoke a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.
Additionally, pursuant to the terms of each of Mr. Scutt's employment agreement and the applicable equity award agreements, in the event of Mr. Scutt’s death or disability, all unvested shares with time-based vesting will vest in full and all unvested shares with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Mr. Scutt receiving a pro-rated portion of the performance-based awards based on the number of calendar days he was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs will immediately vest based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.

Paylocity 2025 Proxy Statement	45

Compensation of Named Executive Officers
Andrew Cappotelli is party to an employment agreement with us effective May 13, 2024, which has no specific term and constitutes at-will employment. Mr. Cappotelli’s annual base salary for fiscal 2024 upon his promotion to Senior Vice President of Operations was $400,000. Mr. Cappotelli is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement provides for an annual bonus, which was targeted at 100% of Mr. Cappotelli’s base salary for fiscal 2024, prorated based on the effective date of his promotion to Senior Vice President of Operations. Payment of any bonus to Mr. Cappotelli is subject to approval by the Committee. In the event Mr. Cappotelli is terminated for any reason other than for cause (as such term is defined in the employment agreement), and other than as a result of his death or his inability to perform the essential functions of his position with or without reasonable accommodation, we will be obligated to pay him 100% of his then current monthly base salary for 12 months; provided that Mr. Cappotelli timely executes and does not revoke a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.
Additionally, pursuant to the terms of each of Mr. Cappotelli's employment agreement and the applicable equity award agreements, in the event of Mr. Cappotelli’s death or disability, all unvested shares with time-based vesting will vest in full and all unvested shares with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Mr. Cappotelli receiving a pro-rated portion of the performance-based awards based on the number of calendar days he was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs will immediately vest based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.
Katherine Ross was party to an employment agreement with us effective December 1, 2022 which constituted at-will employment and terminated upon her separation from the Company on September 3, 2024. Ms. Ross’s annual base salary for fiscal 2024 was $408,000. Ms. Ross was also eligible to receive benefits that were substantially similar to those of our other employees. Her employment agreement provided for an annual bonus, which was targeted at 55% of Ms. Ross’s base salary for fiscal 2024. Payment of any bonus to Ms. Ross was subject to approval by the Committee. Ms. Ross is receiving 100% of her monthly base salary as of the date of her separation for a period of 12 months, which we became obligated to pay after Ms. Ross executed a full general release of claims agreement in favor of the Company. In the event of a change in control (as such term is defined in the employment agreement) of the Company, all unvested shares subject to outstanding equity awards with time-based vesting would have vested in full immediately prior to, and contingent upon, the change in control, subject to continuous employment with the Company through the date of the change in control.
Additionally, pursuant to the terms of each of Ms. Ross's employment agreement and the applicable equity award agreements, in the event of Ms. Ross’s death or disability, all unvested shares with time-based vesting would have vested in full and all unvested shares with performance-based vesting would have remained outstanding, and vested based on actual achievement of the underlying performance goals, with Ms. Ross receiving a pro-rated portion of the performance-based awards based on the number of calendar days she was employed over the total number of calendar days in the performance period. The terms of the MSU award agreement also provide that in the event of a change-in-control, the MSUs would have immediately vested based on the applicable performance levels attained through the date of the change in control, subject to continued services through that date.

46	Paylocity 2025 Proxy Statement

Compensation of Named Executive Officers
Outstanding Equity Awards at June 30, 2024
The following table sets forth information regarding outstanding equity awards held by our named executive officers at June 30, 2024.

	Option Awards				Stock Awards(1)
Name	Number of securities underlying unexercised options exercisable (1)	Number of securities underlying unexercised options unexercisable (1)	Option exercise price	Option expiration date	Number of shares or units of stock that have not yet vested		Market value of shares or units of stock that have not yet vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not yet vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Toby J. Williams	—	—	—	—	4,218	(2)	$556,143	2,254	(12)	$297,190
	—	—	—	—	6,572	(3)	$866,518	30,079	(13)	$3,965,916
	—	—	—	—	5,276	(4)	$695,641	29,491	(14)	$3,888,388
	—	—	—	—	16,920	(5)	$2,230,902	—		$—
	—	—	—	—	23,962	(6)	$3,159,390	—		$—
Steven R. Beauchamp	107,400	—	$24.80	8/18/2024	9,204	(2)	$1,213,547	7,571	(12)	$998,236
	53,000	—	$35.28	8/17/2025	14,194	(3)	$1,871,479	30,079	(13)	$3,965,916
	—	—	—	—	16,920	(5)	$2,230,902	22,118	(14)	$2,916,258
	—	—	—	—	17,971	(6)	$2,369,476	—		$—
Ryan Glenn	—	—	—	—	785	(2)	$103,502	564	(12)	$74,363
	—	—	—	—	1,642	(3)	$216,498	5,083	(13)	$670,194
	—	—	—	—	2,638	(4)	$347,820	6,561	(14)	$865,068
	—	—	—	—	6,715	(5)	$885,373	—		$—
	—	—	—	—	12,438	(6)	$1,639,950	—		$—
Rachit Lohani	—	—	—	—	14,648	(7)	$1,931,339	1,404	(15)	$185,117
	—	—	—	—	6,183	(5)	$815,229	4,728	(13)	$623,387
	—	—	—	—	11,205	(6)	$1,477,379	5,910	(14)	$779,234
Joshua Scutt	—	—	—	—	730	(2)	$96,251	676	(12)	$89,131
	—	—	—	—	1,971	(3)	$259,876	4,728	(13)	$623,387
	—	—	—	—	3,023	(8)	$398,583	4,798	(14)	$632,616
	—	—	—	—	6,117	(5)	$806,526	—		$—
	—	—	—	—	9,096	(6)	$1,199,308	—		$—
Andrew Cappotelli	—	—	—	—	730	(2)	$96,251	376	(12)	$49,576
	—	—	—	—	1,056	(3)	$139,234	—		$—
	—	—	—	—	1,862	(5)	$245,505	—		$—
	—	—	—	—	2,637	(6)	$347,688	—		$—
	—	—	—	—	279	(9)	$36,786	—		$—
	—	—	—	—	1,758	(10)	$231,792	—		$—
Katherine Ross	—	—	—	—	7,837	(11)	$1,033,308	3,134	(16)	$413,218
	—	—	—	—	6,064	(6)	$799,538	3,199	(14)	$421,788
(1)The securities underlying stock options and stock awards are shares of our common stock. The market values of all awards are based on $131.85, the closing stock price of our common stock on the Nasdaq on June 28, 2024.
(2)The RSUs vest annually in four equal installments beginning on August 14, 2021.
(3)The RSUs vest annually in four equal installments beginning on August 16, 2022.
(4)The RSUs vest annually in four equal installments beginning on March 11, 2023.
(5)The RSUs vest every three months in 16 equal installments beginning on November 15, 2022. Mr. Lohani will forfeit any awards scheduled to vest after his separation date of December 2, 2024.

Paylocity 2025 Proxy Statement	47

Compensation of Named Executive Officers
(6)The RSUs vest every three months in 16 equal installments beginning on November 15, 2023. Additionally, Ms. Ross forfeited any awards scheduled to vest after her separation date of September 3, 2024 and Mr. Lohani will forfeit any awards scheduled to vest after his separation date of December 2, 2024.
(7)The RSUs vest annually in four equal installments beginning October 1, 2022. Mr. Lohani will forfeit any awards scheduled to vest after his separation date of December 2, 2024.
(8)The RSUs vest annually in four equal installments beginning on May 9, 2023.
(9)The RSUs vest annually in four equal installments beginning on June 1, 2024.
(10)The RSUs vest annually in four equal installments beginning on September 1, 2024.
(11)The RSUs vest annually in every three months in 16 equal installments beginning on March 1, 2023. Ms. Ross forfeited any awards scheduled to vest after her separation date of September 3, 2024.
(12)The MSUs were granted on August 16, 2021. The amounts reported in the table reflect the number of shares subject to these MSUs that actually vested. The amounts reported in the table do not correspond to the actual economic value that our named executive officers received from these awards.
(13)The MSUs were granted on August 15, 2022 and will vest on September 1, 2025 based on TSR percentile rank performance targets achieved between August 31, 2022 and August 31, 2025 as compared to the Russell 3000 Index. The amounts included in the table reflect the target number of shares subject to these MSUs that were outstanding as of June 30, 2024. The amounts reported in the table do not necessarily correspond to the actual economic value that our named executive officers may receive from these awards. Mr. Lohani will forfeit this award upon his separation date of December 2, 2024.
(14)The MSUs were granted on August 15, 2023 and will vest on September 1, 2026 based on TSR percentile rank performance targets achieved between August 31, 2023 and August 31, 2026 as compared to the Russell 3000 Index. The amount included in the table reflects the target number of shares subject to these MSUs that were outstanding as of June 30, 2024. The amounts reported in the table do not necessarily correspond to the actual economic value that our named executive officers may receive from these awards. Additionally, Ms. Ross forfeited these awards upon her separation date of September 3, 2024 and Mr. Lohani will forfeit these awards upon his separation date of December 2, 2024.
(15)The MSUs were granted on October 1, 2021. The amounts reported in the table reflect the number of shares subject to these MSUs that actually vested. The amounts reported in the table do not correspond to the actual economic value that our named executive officers received from these awards.
(16)The MSUs were granted on December 1, 2022 and will vest on December 1, 2025 based on TSR percentile rank performance targets achieved between August 31, 2022 and August 31, 2025 as compared to the Russell 3000 Index. The amount included in the table reflects the number of MSUs that have not vested or been earned based on the target performance goal. The amounts reported in the table do not correspond to the actual economic value that our named executive officers may receive from these awards. Ms. Ross forfeited these awards upon her separation date of September 3, 2024.

48	Paylocity 2025 Proxy Statement

Compensation of Named Executive Officers
Option Exercises and Stock Vested in Fiscal 2024
The following table sets forth the number of shares of our common stock acquired during fiscal 2024 by our named executive officers upon the exercise of stock options and the vesting of RSUs and MSUs and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired Upon Vesting ($)(2)	Value Realized on Vesting ($)(3)
Toby J. Williams	—	$—	37,476	$7,005,061
Steven R. Beauchamp	14,716	$2,231,093	69,651	$13,609,948
Ryan Glenn	—	$—	12,015	$2,172,580
Rachit Lohani	—	$—	12,658	$2,230,504
Joshua Scutt	—	$—	10,966	$1,996,453
Andrew Cappotelli	—	$—	4,562	$867,683
Katherine Ross	—	$—	4,533	$752,734
(1)The value realized on exercise was calculated by multiplying (i) closing price of a share of common stock on Nasdaq on the trading day prior to the day of exercise less the exercise price, by (ii) the number of shares of common stock acquired upon exercise.
(2)Represents shares acquired upon vesting of RSUs and MSUs.
(3)The value realized on vesting was calculated by multiplying (i) the closing price of a share of our common stock on the Nasdaq on the trading day prior to the day of vesting by (ii) the number of shares of common stock acquired upon vesting.
Potential Payments Upon Termination or Change in Control
Pursuant to the terms of their employment agreements, each of our named executive officers has agreed not to solicit our employees or customers during employment and for a period of 12 months after the termination of employment, not to compete with us or assist any other person to compete with us during employment and for a period of 12 months after the termination of employment, and to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.
The table below estimates the payments and benefits that each of our named executive officers would have received in the event his or her employment had been involuntarily terminated without “cause” (as defined in each of their respective employment agreements and discussed in “Compensation of Named Executive Officers – Employment Agreements and Arrangements”) as of June 30, 2024.

Name	Cash Payments
Toby J. Williams	$638,400
Steven R. Beauchamp	$538,171
Ryan Glenn	$400,715
Rachit Lohani	$460,762
Joshua Scutt	$434,700
Andrew Cappotelli	$400,000

Paylocity 2025 Proxy Statement	49

Compensation of Named Executive Officers
The table below estimates the benefits that each of our named executive officers would have received in the event that a change of control occurred on June 30, 2024. If our named executive officers were also involuntarily terminated in connection with such change of control, they would also receive the cash severance benefits set forth above.

	Equity Acceleration
Name	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($)(1)
Toby J. Williams	58,637	$7,731,288
Steven R. Beauchamp	63,967	$8,434,049
Ryan Glenn	24,640	$3,248,784
Rachit Lohani	33,088	$4,362,653
Joshua Scutt	21,444	$2,827,391
Andrew Cappotelli	8,603	$1,134,306
(1)The market value of RSU acceleration is calculated by multiplying (i) $131.85, the closing price of our common stock on Nasdaq on June 30, 2024, by (ii) the number of shares of common stock underlying the accelerated RSUs. The market value of MSU acceleration is calculated by multiplying (i) $131.85, by (ii) the number of shares of common stock underlying the accelerated MSUs based on expected achievement of performance goals attributable to such outstanding awards as of June 30, 2024.
The table below estimates the benefits that each of our named executive officers would have received in the event that their death or disability occurred on June 30, 2024. They would not have received any cash payments upon such an event occurring.

	Equity Acceleration
Name	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($)(1)
Toby J. Williams	58,541	$7,718,631
Steven R. Beauchamp	63,645	$8,391,593
Ryan Glenn	24,616	$3,245,620
Rachit Lohani	33,025	$4,354,346
Joshua Scutt	21,415	$2,823,568
Andrew Cappotelli	8,587	$1,132,196
(1)The market value of RSU acceleration is calculated by multiplying (i) $131.85, by (ii) the number of shares of common stock underlying the accelerated RSUs. The market value of MSU acceleration is calculated by multiplying (i) $131.85, by (ii) the prorated number of shares of common stock underlying the accelerated MSUs based on the number of calendar days each named executive officers would have been employed over the total number of calendar days in the performance period and expected achievement of performance goals attributable to such outstanding awards as of June 30, 2024.
Ms. Ross ceased serving in her role as Senior Vice President of Operations on April 3, 2024 and separated from employment with the Company on September 3, 2024, through which date her employment agreement remained in effect, and she continued to receive her base salary and vest in any equity awards. In accordance with her employment agreement, Ms. Ross receives 100% of her monthly base salary, as of the date of her separation, for a period of 12 months after the date of her separation.

50	Paylocity 2025 Proxy Statement

Compensation of Named Executive Officers
CEO Pay Ratio
As required by the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of Mr. Beauchamp, who was our Co-CEO, and Mr. Williams, who was our President and Co-CEO, during fiscal 2024 before their transitions to Executive Chairman and President and CEO, respectively, on August 5, 2024, to that of our median employee. SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.
In determining our median employee, we chose June 30, 2024, the last day of our recently completed fiscal year, as the determination date. As of that date, we employed approximately 6,400 full-time, part-time and seasonal employees, substantially all of whom were employed in the United States. Contractors and other non-employees were not included in our employee population. Our median employee was determined based on total annual base pay, the value of annual cash incentive awards and other cash compensation paid in fiscal 2024 (bonuses, commissions, overtime, etc.) and the grant date fair value of equity awards granted during fiscal 2024 for all employees except our Co-CEOs. We annualized the base pay and any applicable sales commissions for those employees who commenced work or were on a partial year leave of absence during fiscal 2024. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using exchange rates in effect as of June 30, 2024. We did not make any cost-of-living adjustments for employees outside of the United States.
Once we identified the median employee, we calculated that employee’s compensation utilizing the same methodology reflected under “Compensation of Named Executive Officers – Summary Compensation Table”. Based on our calculation for fiscal 2024, our Co-CEO’s, Mr. Williams and Mr. Beauchamp's annual total compensation was $14,737,065 and $11,137,431, respectively, and our median employee’s annual total compensation was $95,675. Accordingly, we estimated our CEO Pay Ratio for fiscal 2024 to be 154:1 and 116:1 for Mr. Williams and Mr. Beauchamp, respectively. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described above.

Paylocity 2025 Proxy Statement	51

Compensation of Named Executive Officers
Pay Versus Performance
The following table provides information regarding the relationship between executive compensation for our principal executive officers ("PEOs") and our other named executive officers ("non-PEO NEOs") and Company performance as required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K for the fiscal years ended June 30, 2024, 2023, 2022 and 2021.

							Value of initial fixed $100 investment based on:
Fiscal Year	Summary Compensation Table Total for PEO Williams (1)	Summary Compensation Table Total for PEO Beauchamp (1)	Compensation Actually Paid to PEO Williams(2)	Compensation Actually Paid to PEO Beauchamp(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income ($ millions)	Recurring and Other Revenue ($ millions)
2024	$14,737,065	$11,137,431	$1,664,676	$(1,454,508)	$3,756,613	$1,189,384	$90.38	$135.77	$206.8	$1,281.7
2023	$21,672,572	$21,583,365	$16,000,336	$20,565,161	$5,495,940	$4,271,028	$126.49	$119.86	$140.8	$1,098.0
2022	$8,422,470	$15,292,725	$7,958,073	$11,093,807	$7,666,070	$3,705,009	$119.56	$99.81	$90.8	$847.7
2021	$—	$14,980,789	$—	$26,967,690	$4,745,488	$8,479,678	$130.78	$153.99	$70.8	$631.7
(1)Mr. Beauchamp was a PEO for all fiscal years presented, and Mr. Williams was a PEO for fiscal 2024, 2023 and 2022.
(2)The reconciliation of the amount of PEO and Average Non-PEO Summary Compensation Table totals to Compensation Actually Paid ("CAP") is summarized in the following table:

	2024
	PEO Williams	PEO Beauchamp	Average Non - PEO NEOs
Summary Compensation Table Total	$14,737,065	$11,137,431	$3,756,613
Adjustments
Equity Awards	$(13,619,534)	$(10,214,535)	$(3,138,715)
Fair Value of Equity Awards
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year	$6,050,687	$4,537,925	$1,547,825
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in the Prior Year	$(6,808,046)	$(9,097,997)	$(1,306,528)
Change in Fair Value of Prior Year Equity Awards Vested in the Covered Year	$398,024	$1,502,761	$16,194
Fair Value on Vesting Date of Equity Awards Granted and Vested in the Covered Year	$906,480	$679,907	$313,995
Total Adjustments for Fair Value of Equity Awards	$(13,072,389)	$(12,591,939)	$(2,567,229)
Compensation Actually Paid	$1,664,676	$(1,454,508)	$1,189,384
(3)For the fiscal year ended June 30 2024, the non-PEO NEOs were Ryan Glenn, Rachit Lohani, Joshua Scutt, Andrew Cappotelli and Katherine Ross. For the fiscal year ended June 30 2023, the non-PEO NEOs were Ryan Glenn, Rachit Lohani, Joshua Scutt and Katherine Ross. For the fiscal year ended June 30, 2022, the non-PEO NEOs were Ryan Glenn, Michael Haske, Rachit Lohani and Mark Kinsey. For the fiscal year ended June 30, 2021, the non-PEO NEOs were Toby Williams, Michael Haske, Edward Gaty and Mark Kinsey.
(4)The amounts reported in this column reflect the Company’s cumulative total shareholder return ("TSR") as of June 30 of each year presented, assuming an initial fixed $100 investment on June 30, 2020.
(5)The peer group used for calculating Peer Group Total Shareholder Return is the S&P Software & Services Select Industry Index as of June 30 of each year presented, assuming an initial fixed $100 investment on June 30, 2020. For the fiscal years ended June 30, 2022 and 2021, we used the S&P 1500 Application Software Index as our published industry or line-of-business index for purposes of the performance graph required under Item 201(e) of Regulation S-K. Commencing with our Form 10-K for the fiscal year ended June 30, 2023, for purposes of the performance graph required under Item 201(e) of Regulation S-K, we replaced the S&P 1500 Application Software Index with the S&P Software & Services Select Industry Index as our published industry or line-of-business index, as we believe the S&P Software & Services Select Industry Index represents a more appropriate peer group. Set forth below are comparisons of our cumulative TSR to the cumulative TSR of the S&P Software & Services Select Industry Index and the S&P 1500 Application Software Index as of June 30 of each year presented, assuming an initial fixed $100 investment on June 30, 2020.

52	Paylocity 2025 Proxy Statement

Compensation of Named Executive Officers

Year	Company TSR	S&P Software & Services Select Industry Index TSR	S&P 1500 Application Software Index TSR
2024	$90.38	$135.77	$155.42
2023	$126.49	$119.86	$126.30
2022	$119.56	$99.81	$96.62
2021	$130.78	$153.99	$134.85
Pay Versus Performance: Most Important Financial Performance Measures
The table below lists the financial performance measures we believe represent the most important financial performance measures used to link compensation actually paid to our named executive officers for the year ended June 30, 2024 to company performance.

Most Important Financial Performance Measures
Recurring and Other Revenue
Adjusted EBITDA*
Total Shareholder Return ("Company TSR")
Relative TSR Against the Russell 3000 Index
*    Adjusted EBITDA is a non-GAAP financial measure. For information on Adjusted EBITDA, as defined by the Company, please see "Appendix A: Non-GAAP Financial Measures".

Paylocity 2025 Proxy Statement	53

Compensation of Named Executive Officers
Pay Versus Performance: Total Shareholder Return
The following graph shows the relationship between compensation actually paid to our PEOs and the average compensation actually paid to our non-PEO named executive officers to total shareholder return for both Paylocity and the S&P Software & Services Select Industry Index for the years ended June 30, 2021, 2022, 2023 and 2024:

Pay vs. Performance: Company TSR and Peer Group TSR
$30
$20
$10
$0
CAP ($ millions)
$165
$110
$55
$0
Total Shareholder Return (Growth of $100 Invested)
FY2021
FY2022
FY2023
FY2024
PEO CAP Williams
PEO CAP Beauchamp
Non-PEO Avg CAP
PCTY TSR
S&P Software & Services Select Industry Index

54	Paylocity 2025 Proxy Statement

Compensation of Named Executive Officers
Pay Versus Performance: Net Income
The following graph shows the relationship between compensation actually paid to our PEOs and the average compensation actually paid to our non-PEO named executive officers to net income for the years ended June 30, 2021, 2022, 2023 and 2024:

Pay vs. Performance: Net Income
$30
$20
$10
$0
CAP ($ millions)
$225
$150
$75
$0
Net Income ($ millions)
FY2021
FY2022
FY2023
FY2024
CAP - PEO Williams
CAP - PEO Beauchamp
CAP - Avg. Non-PEO NEOs
Net Income

Paylocity 2025 Proxy Statement	55

Compensation of Named Executive Officers
Pay Versus Performance: Recurring and Other Revenue
The following graph shows the relationship between compensation actually paid to our PEOs and the average compensation actually paid to our non-PEO named executive officers to recurring and other revenue for the years ended June 30, 2021, 2022, 2023 and 2024:

Pay vs. Performance: Recurring and Other Revenue
$30
$20
$10
$0
$1,500
$1,200
$900
$600
CAP ($ millions)
Recurring and Other Revenue ($ millions)
FY2021
FY2022
FY2023
FY2024
CAP - PEO Williams
CAP - PEO Beauchamp
CAP - Avg. Non-PEO NEOs
Recurring and Other Revenue

Pension Benefits
We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2024.
Nonqualified Deferred Compensation
We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal 2024.

56	Paylocity 2025 Proxy Statement

Equity Compensation Plan Information
We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2014 Equity Incentive Plan (the "2014 Plan"), the 2023 Equity Incentive Plan (the “2023 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”), each of which has been approved by our stockholders. No further awards may be granted under the 2014 Plan as of the effective date of the 2023 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of June 30, 2024:

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,654,082	$28.13	(1)	4,163,329	(2)
Equity compensation plans not approved by stockholders	—	—		—
Total	1,654,082	$28.13		4,163,329
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying awards which have no exercise price.
(2)Includes 2,139,738 shares of our common stock available for issuance in connection with future awards under the 2023 Plan and 2,023,591 shares of our common stock available for future issuance under the ESPP.

Paylocity 2025 Proxy Statement	57

Certain Relationships and Related Party Transactions
Related Party Transaction Policy
We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, named executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction.
Related Party Transactions
During fiscal 2024, one of our subsidiaries, Blue Marble Payroll, LLC ("Blue Marble"), utilized Payescape Limited ("Payescape"), a private company, to provide Blue Marble with in-country payroll services in the United Kingdom. Mr. Sarowitz is a significant stockholder of Payescape. Blue Marble paid approximately $991,000 for services from Payescape in the ordinary course of business during fiscal 2024.
Additionally, we engaged BlackRock Financial Management Inc. to provide investment management services during fiscal 2024. BlackRock Financial Management Inc. is a subsidiary of BlackRock Inc. ("BlackRock"). Based on a most recent Schedule 13G/A filed with Securities Exchange Commission, BlackRock beneficially held 7.9% of the Company’s shares as of December 31, 2023. As an investment management firm, BlackRock invests in and holds equities and other financial instruments on behalf of its clients. As stated in the most recent Schedule 13G/A, BlackRock certified that it did not hold or acquire shares of Paylocity common stock for the purpose of or with the effect of changing or influencing the control of the Company, nor did it do so as a participant in any transaction having that purpose or effect. We consider BlackRock as a related party given it holds a relatively large percentage of our outstanding shares of common stock, and it also serves as a Paylocity vendor. During fiscal 2024, we paid approximately $297,000 for services from BlackRock in the ordinary course of business.
After reviewing these arrangements in accordance with our Related Party Transactions Policy, the audit committee unanimously approved the related party transactions with Payescape and BlackRock after determining that such transactions were fair to and in the best interests of Paylocity and its stockholders.
Besides the items noted above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, named executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in “Compensation of Named Executive Officers” and “Corporate Governance—Compensation of Directors” elsewhere in this Proxy Statement and the transactions described below.
Investor Rights Agreement
We are party to an amended and restated investor rights agreement with certain of our stockholders. The amended and restated investor rights agreement grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock.

58	Paylocity 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 2024 by the following:
•each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;
•each of our named executive officers;
•each of our current directors; and
•all of our current directors and current executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and shares which may be acquired within 60 days.
Applicable percentage ownership in the following table is based on 55,738,210 shares of common stock outstanding as of September 30, 2024. Shares of common stock subject to options exercisable and RSU awards vesting within 60 days of September 30, 2024 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options and RSU awards but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).
Shares shown in the table below include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.
Unless otherwise noted below, the address of each person listed on the table is c/o Paylocity Holding Corporation, 1400 American Lane, Schaumburg, Illinois 60173.

Paylocity 2025 Proxy Statement	59

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock Owned
5% Stockholders:
T. Rowe Price Associates, Inc.(1)	5,145,791	9.2%
Blackrock, Inc.(2)	4,419,128	7.9%
The Vanguard Group(3)	4,158,224	7.5%
T. Rowe Price Investment Management, Inc.(4)	3,082,693	5.5%
Named Executive Officers and Directors:
Steven I. Sarowitz(5)	9,557,347	17.1%
Steven R. Beauchamp(6)	2,001,025	3.6%
Jeffrey T. Diehl(7)	494,569	0.9%
Toby J. Williams(8)	58,463	0.1%
Andres Reiner(9)	26,122	*
Rachit Lohani(10)	23,150	*
Ryan Glenn(11)	12,133	*
Josh Scutt(12)	11,643	*
Ronald V. Waters III(13)	8,057	*
Virginia G. Breen(14)	8,030	*
Robin Pederson(15)	4,728	*
Kenneth Robinson(16)	4,293	*
Andrew Cappotelli(17)	2,524	*
Linda M. Breard(18)	1,262	*
Craig A. Conway(19)	881	*
Katherine Ross(20)	380	*
All executive officers and directors as a group (16 persons)(21)	12,214,802	21.91%
(1)Based on information contained in Amendment No. 7 to a Schedule 13G filed by T. Rowe Price Associates (“T. Rowe Price”) on August 12, 2024, T. Rowe Price (i) had sole voting power over 4,950,323 shares of common stock and sole dispositive power over 5,145,791 shares of common stock. T. Rowe Price New Horizons Fund, of which T. Rowe Price is the investment advisor, holds an interest in 3,742,286 shares of common stock. T. Rowe Price is located at 100 East Pratt Street, Baltimore, MD 21202.
(2)Based on information contained in Amendment No. 4 to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 26, 2024, BlackRock had sole voting power over 4,200,342 shares of common stock and sole dispositive power over 4,419,128 shares of common stock. BlackRock is located at 55 East 52nd Street, New York, NY 10055.
(3)Based on information contained in Amendment No. 5 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 13, 2024, Vanguard had zero sole voting power in shares of common stock, shared voting power over 26,421 shares of common stock, sole dispositive power over 4,097,467 shares of common stock and shared dispositive power over 60,757 shares of common stock. Vanguard is located at 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on information contained in a Schedule 13G filed by T. Rowe Price Investment Management, Inc. (“T. Rowe Price Investment”) on February 14, 2024, T. Rowe Price Investment (i) had sole voting power over 1,262,900 shares of common stock and sole dispositive power over 3,082,693 shares of common stock. T. Rowe Price Investment is located at 100 East Pratt Street, Baltimore, MD 21202.
(5)Includes 335 shares issuable upon vesting of restricted stock units within 60 days of September 30, 2024 and 20,000 shares held by the Jessica P. Sarowitz Declaration of Trust for the benefit of Mr. Sarowitz's spouse. Mr. Sarowitz is our founder and a member of our board of directors.
(6)Includes 53,000 shares issuable upon the exercise of options exercisable and 3,680 shares issuable upon vesting of restricted stock units, in each case within 60 days of September 30, 2024, 220,000 shares held by the IRIE Family Trust where Mr. Beauchamp’s spouse is the trustee and 22,500 shares held by IRIE Foundation, a private charitable foundation controlled by Mr. Beauchamp. Mr. Beauchamp is our Executive Chairman and is a member of our board of directors.
(7)Represents 335 shares issuable to Jeffrey T. Diehl upon the vesting of restricted stock units within 60 days of September 30, 2024, 91,635 shares held by Adams Street 2006 Direct Fund, L.P. (“AS 2006”), 101,982 shares held by Adams Street 2007 Direct Fund, L.P. (“AS 2007”), 146,298 shares held by Adams Street 2008 Direct Fund, L.P. (“AS 2008”), 28,829 shares held by Adams Street 2009 Direct Fund, L.P. (“AS 2009”), 17,423 shares held by Adams Street 2010 Direct Fund, L.P. (“AS 2010”), 14,001 shares held by Adams Street 2011 Direct Fund LP (“AS 2011”), 14,047 shares held by Adams Street 2012 Direct Fund LP (“AS 2012”), and 54,197 shares of common stock held by Adams Street Co-Investment Fund II, L.P. (“AS Co-Invest II”). The shares owned by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012 and AS Co-Invest II may be deemed

60	Paylocity 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
to be beneficially owned by Adams Street Partners, LLC (“ASP”), the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012 and AS Co-Invest II. Thomas S. Bremner, Jeffrey T. Diehl, Brian Dudley, Elisha P. Gould, Robin Murray, and Fred Wang, each of whom is a partner of ASP (or a subsidiary thereof) may be deemed to have shared voting and investment power over the shares. The address of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2012, AS Co-Invest II and ASP is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606. Mr. Diehl is a member of our board of directors.
(8)Includes 6,806 shares issuable upon vesting of restricted stock units within 60 days of September 30, 2024. Mr. Williams is our President and Chief Executive and is a member of our board of directors.
(9)Includes 335 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Reiner is a member of our board of directors.
(10)Includes 1,404 shares issuable upon the vesting of market stock units and 8,873 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Lohani is our former Chief Technology Officer and currently serves as Senior Vice President. Mr. Lohani intends to separate from his employment effective December 2, 2024.
(11)Includes 3,121 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Glenn is our Chief Financial Officer.
(12)Includes 2,418 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Scutt is our Senior Vice President of Sales.
(13)Includes 335 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Waters is a member of our board of directors.
(14)Includes 335 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Ms. Breen is a member of our board of directors.
(15)Includes 335 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Pederson is a member of our board of directors.
(16)Includes 335 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Robinson is a member of our board of directors.
(17)Includes 950 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Cappotelli is our Senior Vice President of Operations.
(18)Includes 335 shares issuable upon the besting of restricted stock units within 60 days of September 30, 2024. Ms. Breard is a member of our board of directors.
(19)Includes 335 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2024. Mr. Conway is a member of our board of directors.
(20)Ms. Ross was our former Senior Vice President of Operations and Senior Vice President. She separated from the Company on September 3, 2024.
(21)Includes 53,000 shares issuable upon the exercise of options exercisable, 1404 shares issuable upon the best of market stock units and 29,438 shares issuable upon the vesting of restricted stock units, in each case within 60 days of September 30, 2024.

Paylocity 2025 Proxy Statement	61

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms and written representations from certain reporting persons, we believe that each of our executive officers, directors and greater-than-10% stockholders complied with all such filing requirements during the fiscal year ended June 30, 2024, with the exception of one late Form 4 filing by Ryan Glenn reporting a sale of common stock pursuant to a Rule 10b5-1 plan, which was not timely filed due to an administrative error.

62	Paylocity 2025 Proxy Statement

Proposal No. 3 Advisory Vote to Approve the Compensation of Our Named Executive Officers
Section 14A of the Exchange Act entitles our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We currently conduct advisory votes on executive compensation annually.
Our compensation committee and the board of directors believe that our executive compensation program, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives reflects our philosophy of linking the compensation of our named executive officers with our performance. Our compensation committee and the board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our named executive officers with both the short-term and long-term interests of our stockholders.
This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives are hereby approved.”
Because this vote is advisory, it will not be binding upon the board of directors or our compensation committee. However, our compensation committee will carefully consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For information on how our compensation committee considered the 2024 advisory vote on executive compensation, see “Compensation Discussion and Analysis - Response to the 2024 Advisory Vote on Executive Compensation and Future Advisory Vote”.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” approval of the advisory vote to approve the compensation of our named executive officers.

Paylocity 2025 Proxy Statement	63

Stockholder Proposals or Nominations to be Presented at Next Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, certain stockholder proposals, other than director nominations, may be eligible for inclusion in our proxy statement for the 2026 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b) (2), to the Corporate Secretary at our principal executive offices no later than the close of business on June 26, 2025 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.
Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.
In addition, our Bylaws establish advance notice procedures for any stockholder intending to nominate a candidate for election to the board or to bring a proposal at our 2026 annual meeting that is not included in our proxy materials. In accordance with our Bylaws, for a nominee or proposal not included in our proxy materials to be properly brought before the 2026 annual meeting, a stockholder's notice must be to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day (August 7, 2025) or later than the close of business on the 90th day (September 8, 2025) prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2026 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2025 annual meeting, the stockholder must submit notice of any such nomination or proposal by the later of the 90th day prior to the 2026 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. In addition to satisfying advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 6, 2025, which is 60 days prior to the anniversary date of the Annual Meeting. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary.

64	Paylocity 2025 Proxy Statement

Transaction of Other Business
At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2025 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

Paylocity 2025 Proxy Statement	65

Stockholders Sharing the Same Last Name and Address
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Paylocity stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Paylocity Holding Corporation, 1400 American Lane, Schaumburg, Illinois 60173, or call our Investor Relations department at 847-463-3200, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
By order of the board of directors

Toby Williams President and Chief Executive Officer
October 24, 2024

66	Paylocity 2025 Proxy Statement

Appendix A - Non-GAAP Financial Measures
We present certain non-GAAP financial measures in this proxy statement because we consider them to be important supplemental measures in evaluating our financial and operating performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Management uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments.
Non-GAAP financial measures have limitations as an analytical tool. We encourage you to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this proxy statement. We define Adjusted EBITDA as net income before interest expense, income tax expense, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and employer payroll taxes related to stock releases and option exercises and other items as described below. Adjusted EBITDA excluding interest income on funds held for clients is calculated in the same manner as Adjusted EBITDA and is further adjusted to eliminate interest income on funds held for clients. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues. We calculate Adjusted EBITDA margin excluding interest income on funds held for clients as Adjusted EBITDA excluding interest income on funds held for clients divided by recurring and other revenue. Free cash flow is defined as net cash provided by operating activities less capitalized internal-use software costs and purchases of property and equipment. Free cash flow margin is calculated by dividing free cash flow by total revenues. Free cash flow excluding interest income on funds held for clients is defined in the same manner as free cash flow but also excludes interest income on funds held for clients. Free cash flow margin excluding interest income on funds held for clients is calculated by dividing free cash flow excluding interest income on funds held for clients by recurring and other revenue. Please note that other companies may define their non-GAAP financial measures differently than we do.

Reconciliation from Net income to Adjusted EBITDA and Adjusted EBITDA excluding interest income on funds held for clients:	Year Ended June 30, 2024 ($ in thousands)
Net income	$206,766
Interest expense	$758
Income tax expense	$70,249
Depreciation and amortization expense	$76,426
EBITDA	$354,199
Stock-based compensation expense and employer payroll taxes related to stock releases and option exercises	$152,446
Other items(1)	$(1,091)
Adjusted EBITDA	$505,554
Interest income on funds held for clients	$(120,835)
Adjusted EBITDA excluding interest income on funds held for clients	$384,719
(1)Represents acquisition and nonrecurring transaction-related costs, lease exit activity and severance costs related to certain roles that have been eliminated. We exclude one-off severance costs that we incur as part of the normal course of our business operations.

Reconciliation of Free cash flow and Free cash flow excluding interest income on funds held for clients:	Year Ended June 30, 2024 ($ thousands)
Net cash provided by operating activities	$384,670
Capitalized internal-use software costs	$(60,726)
Purchases of property and equipment	$(18,028)
Free cash flow	$305,916
Interest income on funds held for clients	$(120,835)
Free cash flow excluding interest income on funds held for clients	$185,081

Paylocity 2025 Proxy Statement	A-1

Forward Together.

1400 American Lane
Schaumburg, IL 60173

paylocity.com
investors.paylocity.com

paylocity

paylocity

PAYLOCITY HOLDING CORPORATION
1400 AMERICAN LANE
SCHAUMBURG, IL 60173

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PCTY2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V57045-P18735

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PAYLOCITY HOLDING CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steven R. Beauchamp
02) Linda M. Breard
03) Virginia G. Breen
04) Craig A. Conway
05) Robin L. Pederson
06) Andres D. Reiner
07) Kenneth B. Robinson
08) Steven I. Sarowitz
09) Ronald V. Waters III
10) Toby J. Williams

The Board of Directors recommends you vote FOR proposals 2 and 3.

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V57046-P18735

PAYLOCITY HOLDING CORPORATION
Annual Meeting of Stockholders
December 5, 2024 8:30 AM CST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven R. Beauchamp and Toby J. Williams as proxies, with the power to appoint each of his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PAYLOCITY HOLDING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CST on December 5, 2024, virtually at www.virtualshareholdermeeting.com/PCTY2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side